Filed Pursuant to Rule 424(b)(3)

Registration No. 333-126087

KBS REAL ESTATE INVESTMENT TRUST, INC.

SUPPLEMENT NO. 13 DATED JANUARY 4, 2007

TO THE PROSPECTUS DATED JANUARY 13, 2006

This document supplements, and should be read in conjunction with, the prospectus of KBS Real Estate Investment Trust, Inc. dated January 13, 2006, as supplemented by supplement no. 6 dated October 6, 2006. This supplement no. 13 supersedes and replaces supplement no. 7, dated November 16, 2006, supplement no. 8, dated November 30, 2006, supplement no. 9, dated December 11, 2006, supplement no. 10, dated December 12, 2006, supplement no. 11, dated December 27, 2006 and supplement no. 12, dated December 29, 2006. As used herein, the terms “we,” “our” and “us” refer to KBS Real Estate Investment Trust, Inc. and, as required by context, KBS Limited Partnership, which we refer to as our “Operating Partnership” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•	the status of the offering;

•	information regarding acquisitions and related financings since October 6, 2006 and acquisitions that are reasonably probable as of the date of this supplement;

•	the declaration of daily dividends and an advance by our advisor in connection with the declaration of dividends;

•	the risks of an investment in us because the amount of cash available for distributions in future periods will be decreased by amounts owed to our advisor;

•	information regarding our indebtedness;

•	the renewal of our advisory agreement;

•	information with respect to our distribution policy;

•	the adoption of a policy by our board of directors prohibiting awards of shares of common stock to any person under our Employee and Independent Director Stock Plan;

•	an amendment to our share redemption program;

•	the use of supplemental sales material;

•	“Management’s Discussion and Analysis of Financial Condition and Results of Operations” similar to that filed in our Quarterly Report on Form 10-Q for the three months ended September 30, 2006, filed on November 14, 2006;

•	changes to the suitability standards applicable to investors in Kansas;

•	a change to the dealer manager’s reallowance of its dealer manager fee; and

•	our unaudited financial statements and the notes thereto as of and for the three and nine months ended September 30, 2006.

Status of the Offering

We commenced this offering of 280,000,000 shares of common stock on January 27, 2006. As of January 3, 2007, we had accepted aggregate gross offering proceeds of approximately $116.5 million.

Because we had satisfied the special minimum offering for Pennsylvania investors, on November 29, 2006, we began admitting Pennsylvania investors as stockholders.

Recent Acquisitions

Included below is a description of our acquisitions and the related financings since October 6, 2006. Refer to supplement no. 6 for all acquisitions and related financings prior to October 6, 2006.

Acquisition and Related Financing of the Southpark Commerce Center II Buildings

On November 21, 2006, we purchased, through an indirect wholly owned subsidiary, four light industrial/flex buildings containing 372,125 rentable square feet (the “Southpark Commerce Center II Buildings”) from Transwestern SF Partners I, L.P., which is not affiliated with us or our advisor. The Southpark Commerce Center II Buildings are located on an approximate 26-acre parcel of land at 4509 Freidrich Lane in Austin, Texas. The purchase price of the Southpark Commerce Center II Buildings was $28,400,000 plus closing costs. The acquisition was funded with proceeds from the two loans described below and proceeds from this offering.

In connection with the acquisition, we obtained an $18,000,000 fixed rate mortgage loan from a financial institution. The loan matures on December 6, 2016 and bears interest at a fixed rate of 5.6725% per annum. Monthly installments on the loan are interest-only and the entire principal amount is due on the maturity date, assuming no prior principal prepayment. We have the right to defease the entire loan (but not prepay) upon the later to occur of: (a) the forty-second payment date and (b) two years after the “start up day” of the REMIC trust established by the lender. This loan is secured by the Southpark Commerce Center II Buildings.

Also in connection with the acquisition, we obtained a $5,200,000 mezzanine loan from a financial institution secured by a 100% equity interest in our indirect wholly owned subsidiary that holds title to the property. This loan matures on December 6, 2007 and bears interest at a variable rate. The interest rate for the first full eight months is 30-day LIBOR plus 150 basis points and thereafter is 30-day LIBOR plus 250 to 350 basis points depending upon the outstanding balance of the debt. Monthly installments related to the loan are interest-only and the entire principal amount is due on the maturity date, assuming no prior principal prepayment. The full payment of the mezzanine loan when due is guaranteed by our Operating Partnership with respect to certain “bad boy” acts. The mezzanine loan may be prepaid in whole and in part without payment of any prepayment premium or penalties, except that interest through the next payment date must be paid.

The Southpark Commerce Center II Buildings were built in 2000 and are currently 98% leased by seven tenants, including the following: Travis Association for the Blind (approximately 27%), Legerity, Inc. (approximately 19%), Wayport, Inc. (approximately 19%) and Esoterix, Inc. (approximately 11%). Travis Association for the Blind is a service oriented non-profit organization that receives, stores and ships clothing items for use by the armed forces. Wayport, Inc. serves the hospitality industry as a broadband provider and delivers high-speed Wi-Fi wireless and wired internet access to travelers in airports, hotels and McDonald’s nationwide. Legerity, Inc. is a leading provider of analog/mixed signal integrated circuits for wireless voice and data networks. Esoterix, Inc. is a wholly owned subsidiary of Laboratory Corporation of America Holdings and is one of the top providers of clinical laboratory services in the world. Esoterix, Inc.’s client base includes hospitals, physicians, pharmaceutical and biotechnology companies, research laboratories and managed care operations.

The average occupancy rate for the Southpark Commerce Center II Buildings for the last five years was as follows:

Year	Average Occupancy Rate
2001	59%
2002	81%
2003	81%
2004	88%
2005	91%

The current aggregate annual base rent for the tenants of the Southpark Commerce Center II Buildings is approximately $1.9 million. As of December 2006, the current weighted-average remaining lease term for the current tenants of the Southpark Commerce Center II Buildings was approximately 3 years. The Travis Association for the Blind lease expires on August 31, 2011, and the average annual rental rate for the Travis Association for the Blind lease over the remaining lease term is $5.35 per square foot. Travis Association for the Blind has the right, at its option, to terminate its lease if its contract with the US Department of Defense is (i) cancelled or (ii) amended to require the Travis Association for the Blind to reduce or expand by 25% or more and we cannot accommodate this requirement. If Travis Association for the Blind were to terminate its lease, six months notice is required with the payment of three months gross rent plus unamortized commissions. The Wayport, Inc. lease expires on March 31, 2010, and the average annual rental rate for the Wayport, Inc. lease over the remaining lease term is $6.17 per square foot. Wayport, Inc. has the right, at its option, to extend the initial term of its lease for one additional five-year period provided that the tenant leases at least all of the original premises. The Legerity, Inc. lease expires on May 31, 2008, and the average annual rental rate for the Legerity, Inc. lease over the remaining lease term is $5.33 per square foot. The Esoterix, Inc. lease expires on December 31, 2008, and the average annual rental rate for the Esoterix, Inc. lease over the remaining lease term is $6.09 per square foot. Esoterix, Inc. has the right, at its option, to extend the initial term of its lease for two additional one-year periods.

The average effective annual rental rate per square foot for each of the last five years for the Southpark Commerce Center II Buildings was:

Year	Average Effective Annual Rental Rate per Square Foot
2001	$12.40
2002	$10.64
2003	$ 8.98
2004	$ 6.03
2005	$ 5.92

We calculate average effective annual rental rate per square foot as the annual base rent, net of free rent, for the year divided by the average leased square feet for the year.

The table below sets forth the lease expirations of the Southpark Commerce Center II Buildings for the next ten years, including the number of tenants whose leases will expire, the total area in square feet covered by such leases and the percentage of gross annual rent represented by such leases. All leases expire by 2011.

	No. of Leases Expiring	Total Square Feet of Expiring Leases	Gross Annual Rent of Expiring Leases	% of Gross Annual Rent Represented by Expiring Leases
2007	—	—	—	—
2008	2	113,298	$758,683	41.17%
2009	2	53,323	$349,057	18.94%
2010	1	70,700	$318,324	17.27%
2011	2	126,373	$416,890	22.62%
2012	—	—	—	—
2013	—	—	—	—
2014	—	—	—	—
2015	—	—	—	—
2016	—	—	—	—

Gross annual rent of expiring leases, for each of the years indicated, is based on the minimum contractual base rent, net of free rent, due for the calendar year ending December 31, 2006.

The following table shows how we will depreciate the value of the building for tax purposes as well as certain tax information related to the Southpark Commerce Center II Buildings:

	Federal Tax Basis	Rate of Depreciation	Method of Depreciation	Depreciable Life
Land	$3,099,999	Non-depreciable	N/A	N/A
Building	25,662,066	39 years	Straight-line	39 years

Total	$28,762,065

We do not intend to make significant renovations or improvements to the Southpark Commerce Center II Buildings. Our management believes that the Southpark Commerce Center II Buildings are adequately insured.

Acquisition and Related Financing of the 825 University Avenue Building

On December 5, 2006, we purchased, through an indirect wholly owned subsidiary, a one-and two-story corporate research building containing 166,574 rentable square feet (the “825 University Avenue Building”) from CFRI/Doherty University Avenue, L.L.C., which is not affiliated with us or our advisor. The 825 University Avenue Building is located on an approximate 19-acre parcel of land at 825 University Avenue in Norwood, Massachusetts. The purchase price of the 825 University Avenue Building was $28,800,000 plus closing costs. The acquisition was funded with proceeds from the two loans described below and proceeds from this offering.

In connection with the acquisition, we obtained a $19,000,000 fixed rate mortgage loan from a financial institution. The loan matures on December 6, 2013 and bears interest at a fixed rate of 5.591% per annum. Monthly installments on the loan are interest-only and the entire principal amount is due on the maturity date, assuming no prior principal prepayment. We have the right to defease the entire loan (but not prepay) upon the later to occur of: (a) the forty-second payment date and (b) two years after the “start up day” of the REMIC trust established by the lender. This loan is secured by the 825 University Avenue Building.

Also in connection with the acquisition, we obtained a $5,600,000 mezzanine loan from a financial institution secured by a 100% equity interest in our indirect wholly owned subsidiary that holds title to the property. This loan matures on December 6, 2007 and bears interest at a variable rate. The interest rate for the first full eight months is 30-day LIBOR plus 150 basis points and thereafter is 30-day

LIBOR plus 250 to 350 basis points depending upon the outstanding balance of the debt. Monthly installments related to the loan are interest-only and the entire principal amount is due on the maturity date, assuming no prior principal prepayment. The full payment of the mezzanine loan when due is guaranteed by our Operating Partnership with respect to certain “bad boy” acts. The mezzanine loan may be prepaid in whole and in part without payment of any prepayment premium or penalties, except that interest through the next payment date must be paid.

The 825 University Avenue Building was fully renovated between 2004 and 2006 and is currently 100% leased by the following tenants: Instron Corporation (approximately 66%) and LTX Corporation (approximately 34%). Instron Corporation, a division of Illinois Tool Works, is a premier maker of instruments, systems and software used to test the mechanical properties and performance of ceramics, composites, metals, plastics, rubber and textiles. LTX Corporation has been designing, developing and marketing advanced test solutions for the semiconductor industry for 30 years.

The average occupancy rate for the 825 University Avenue Building for the last five years was as follows:

Year	Average Occupancy Rate
2001	*
2002	*
2003	*
2004	*
2005	66%

*	Information is not available for 2001. The 825 University Building was vacant when it was acquired in 2002 by an unaffiliated buyer who converted the building from a single-tenant building to a multi-tenant building between 2004 and 2006.

The current aggregate annual base rent for the tenants of the 825 University Avenue Building is approximately $1.7 million. As of December 2006, the current weighted-average remaining lease term for the current tenants of the 825 University Avenue Building was approximately 9 years. The Instron Corporation lease expires in March 2015, and the average annual rental rate for the Instron Corporation lease over the remaining lease term is $12.86 per square foot. Instron Corporation has the right, at its option, to extend the initial term of its lease for two additional five-year periods. The LTX Corporation lease expires in June 2016, and the average annual rental rate for the LTX Corporation lease over the remaining lease term is $15.39 per square foot. LTX Corporation has the right, at its option, to extend the initial term of its lease for two additional five-year periods.

The average effective annual rental rate per square foot for each of the last five years for the 825 University Avenue Building was:

Year	Average Effective Annual Rental Rate per Square Foot
2001	*
2002	*
2003	*
2004	*
2005	$12.07

*	Information is not available for 2001. The 825 University Building was vacant when it was acquired in 2002 by an unaffiliated buyer who converted the building from a single-tenant building to a multi-tenant building between 2004 and 2006.

We calculate average effective annual rental rate per square foot as the annual base rent, net of free rent, for the year divided by the average leased square feet for the year.

The table below sets forth the lease expirations of the 825 University Avenue Building for each of the next ten years, including the number of tenants whose leases will expire, the total area in square feet covered by such leases and the percentage of gross annual rent represented by such leases.

	No. of Leases Expiring	Total Square Feet of Expiring Leases	Gross Annual Rent of Expiring Leases	% of Gross Annual Rent Represented by Expiring Leases
2007	—	—	—	—
2008	—	—	—	—
2009	—	—	—	—
2010	—	—	—	—
2011	—	—	—	—
2012	—	—	—	—
2013	—	—	—	—
2014	—	—	—	—
2015	1	110,194	$1,330,042	76.99%
2016	1	56,380	$397,479	23.01%

Gross annual rent of expiring leases, for each of the years indicated, is based on the minimum contractual base rent, net of free rent, due for the calendar year ending December 31, 2006.

The following table shows how we will depreciate the value of the building for tax purposes as well as certain tax information related to the 825 University Avenue Building:

	Federal Tax Basis	Rate of Depreciation	Method of Depreciation	Depreciable Life
Land	$4,165,000	Non-depreciable	N/A	N/A
Building	25,015,091	39 years	Straight-line	39 years

Total	$29,180,091

We do not intend to make significant renovations or improvements to the 825 University Avenue Building. Our management believes that the 825 University Avenue Building is adequately insured.

Acquisition and Related Financing of the Midland Industrial Portfolio

On December 22, 2006, we purchased, through an indirect wholly owned subsidiary, three bulk distribution buildings containing 785,790 rentable square feet (the “Midland Industrial Portfolio”) from DP Partners, which is not affiliated with us or our advisor. The Midland Industrial Portfolio is located on three parcels of land at 90 King Mill Road (approximately 15 acres), 197 King Mill Road (approximately 16 acres) and 220 Midland Court (approximately 7 acres) in McDonough, Georgia. The purchase price of the Midland Industrial Portfolio was $37,100,000 plus closing costs. The acquisition was funded with proceeds from the two loans described below and proceeds from this offering.

In connection with the acquisition, we obtained a $24,050,000 fixed rate mortgage loan from a financial institution. The loan matures on January 6, 2011 and bears interest at a fixed rate of 5.755% per annum for the first two years and 5.855% thereafter. Monthly installments on the loan are interest-only and the entire principal amount is due on the maturity date, assuming no prior principal prepayment. We have the right to defease the entire loan (but not prepay) upon the later to occur of: (a) the forty-second payment date and (b) two years after the “start up day” of the REMIC trust established by the lender. This loan is secured by the Midland Industrial Portfolio.

Also in connection with the acquisition of the Midland Industrial Portfolio, we obtained a $8,700,000 mezzanine loan from a financial institution secured by a 100% equity interest in our wholly owned subsidiary that holds title to the property. This loan matures on January 6, 2008 and bears interest at a variable rate. The interest rate for the first full four months is 30-day LIBOR plus 150 basis points, then for the next four months is 30-day LIBOR plus 150 to 175 basis points depending on the outstanding balance of the debt. Thereafter the interest rate is 30-day LIBOR plus 250 to 350 basis points depending upon the outstanding balance of the debt. Monthly installments related to the loan are interest-only and the entire principal amount is due on the maturity date, assuming no prior principal prepayment. The full payment of the mezzanine loan when due is guaranteed by our Operating Partnership with respect to certain “bad boy” acts. The mezzanine loan may be prepaid in whole and in part without payment of any prepayment premium or penalties, except that interest through the next payment date must be paid.

The Midland Industrial Portfolio was completed in 2000 and is currently 100% leased to Ozburn-Hessey Logistics, LLC (“Ozburn-Hessey”) under three separate lease agreements. Ozburn-Hessey is the largest privately held third party logistics provider in the United States. It supplies its clients with complete supply chain solutions nationwide, including custom brokerage and freight forwarding, real estate, small parcel transportation, and transportation management, value-added services and warehousing.

The average occupancy rate for the Midland Industrial Portfolio for the last five years was as follows:

Year	Average Occupancy Rate
2001	100%
2002	100%
2003	100%
2004	100%
2005	100%

The current aggregate annual base rent payable under the Ozburn-Hessey leases is approximately $2.7 million. As of December 2006, the current weighted-average remaining lease term for the Ozburn-Hessey leases was approximately 8 years. The Ozburn-Hessey lease at 90 King Mill Road expires in May 2013, and the average annual rental rate for the lease over the remaining lease term is $3.04 per square foot. The Ozburn-Hessey lease at 197 King Mill Road expires in August 2015, and the average annual rental rate for the lease over the remaining lease term is $2.88 per square foot. The Ozburn-Hessey lease at 220 Midland Court expires in March 2014, and the average annual rental rate for the lease over the remaining lease term is $3.66 per square foot.

The average effective annual rental rate per square foot for each of the last five years for the Midland Industrial Portfolio was:

Year	Average Effective Annual Rental Rate per Square Foot
2001	$3.07
2002	$3.10
2003	$3.10
2004	$3.10
2005	$3.10

We calculate average effective annual rental rate per square foot as the annual base rent, net of free rent, for the year divided by the average leased square feet for the year.

The table below sets forth the lease expirations of the Midland Industrial Portfolio for each of the next ten years, including the number of tenants whose leases will expire, the total area in square feet covered by such leases and the percentage of gross annual rent represented by such leases.

	No. of Leases Expiring	Total Square Feet of Expiring Leases	Gross Annual Rent of Expiring Leases	% of Gross Annual Rent Represented by Expiring Leases
2007	—	—	—	—
2008	—	—	—	—
2009	—	—	—	—
2010	—	—	—	—
2011	—	—	—	—
2012	—	—	—	—
2013	1	320,160	$974,387	40.05%
2014	1	150,875	$552,227	22.70%
2015	1	314,755	$906,494	37.25%
2016	—	—	—	—

Gross annual rent of expiring leases, for each of the years indicated, is based on the minimum contractual base rent, net of free rent, due for the calendar year ending December 31, 2006.

The following table shows how we will depreciate the value of the building for tax purposes as well as certain tax information related to the Midland Industrial Portfolio:

	Federal Tax Basis	Rate of Depreciation	Method of Depreciation	Depreciable Life
Land	$5,040,000	Non-depreciable	N/A	N/A
Building	32,488,372	39 years	Straight-line	39 years

Total	$37,528,372

We do not intend to make significant renovations or improvements to the Midland Industrial Portfolio. Our management believes that the Midland Industrial Portfolio is adequately insured.

Probable Aquisitions

Sandmar Mezzanine Loan

We expect to purchase an $8,000,000 mezzanine loan in January 2007 (the “Sandmar Mezzanine Loan”). The seller of this loan is AIG Mortgage Capital, LLC, which is not affiliated with us or our advisor. The purchase price of the Sandmar Mezzanine Loan is approximately $8,000,000 plus closing costs. We expect to fund the entire purchase price with proceeds from this offering.

There are six borrowers under the Sandmar Mezzanine Loan: Westmarket Associates 2006 MB LLC, Little River Associates 2006 MB LLC, Clinton Associates 2006 MB LLC, Newmarket Associates 2006 MB LLC, Apopka Associates 2006 MB LLC and Westgate Associates 2006 MB LLC. Neither we nor our advisor are affiliated with any of the borrowers. We expect the Sandmar Mezzanine Loan will bear interest at a fixed rate of 12% and will have an initial maturity date of ten years from origination. Prior to the maturity date, the borrowers under the Sandmar Mezzanine Loan would be required to make monthly interest-only payments to us, with the outstanding principal balance being due on the maturity date.

The Sandmar Mezzanine Loan is being used by the borrowers to partially fund the acquisition of six grocery-anchored, small neighborhood and single tenant retail centers, which together comprise 818,888 square feet (the “Sandmar Portfolio”), plus approximately $2.8 million in future capital expenditures and leasing costs. The properties are located in three states, North Carolina (three properties), Florida (two properties), and Tennessee (one property), and have an average occupancy of 91%. Each borrower indirectly owns one of the six properties through a wholly owned subsidiary that holds title to the property. There is $49,600,000 of senior financing on the Sandmar Portfolio.

The Sandmar Mezzanine Loan would be secured by, among other things, a pledge by each borrower of its interests in the respective wholly owned subsidiary that each holds title to one of the six properties in the Sandmar Portfolio. With respect to certain “bad boy” acts, amounts outstanding under the Sandmar Mezzanine Loan would be guaranteed by two individuals who have indirect interests in the Sandmar Portfolio.

Pursuant to an intercreditor agreement, our right to payment under the Sandmar Mezzanine Loan would be subordinate to the right to payment of the lender under the $49,600,000 mortgage loan made to the limited liability companies that directly hold title to the properties. The intercreditor agreement would provide that in the event of a default under the Sandmar Mezzanine Loan, we would be entitled to foreclose on the borrowers’ membership interests in the limited liability companies that hold title to the properties subject to the satisfaction of customary transfer provisions set forth in the intercreditor agreement.

Unlike a foreclosure under a deed of trust or mortgage, the foreclosure of a membership interest entitles the foreclosing party (in this case, our indirectly wholly owned subsidiary) to take title to an equity interest rather than actually taking title to the real property. Foreclosure on the membership interests in this transaction would allow us to take indirect control of the Sandmar Portfolio, subject to the senior debt related to the properties.

There can be no assurance that we will complete the acquisition.

Crescent Green Buildings Purchase and Sale Agreement

On December 19, 2006, our advisor, KBS Capital Advisors, entered into a purchase and sale agreement with Crescent 1100, LLC, Crescent 1200, LLC and Crescent 1300, LLC to purchase three office buildings located in Cary, North Carolina (the “Crescent Green Buildings”). On December 21, 2006, the advisor assigned this purchase and sale agreement to us for no consideration. Pursuant to the purchase and sale agreement, we would be obligated to purchase the property only after satisfactory completion of agreed upon closing conditions. The sellers are not affiliated with us or our advisor.

The purchase price of the Crescent Green Buildings is $48,140,000 plus closing costs. We would fund the purchase of the Crescent Green Buildings with proceeds from a loan from an unaffiliated lender and with proceeds from this offering. We are currently negotiating the terms of the loan.

The Crescent Green Buildings are three office buildings comprising 248,832 rentable square feet and are located on an approximate 24-acre parcel of land at 1100 Crescent Green, 1200 Crescent Green and 1300 Crescent Green in Cary, North Carolina. The Crescent Green Buildings were completed in 1996, 1997 and 1998, respectively, and are currently 99% leased by fifteen tenants, including the largest tenant, Affiliated Computer Services (approximately 63%). Affiliated Computer Services is a premier provider of diversified business process outsourcing and information technology outsourcing solutions to commercial and government clients worldwide. Affiliated Computer Services also provides a variety of systems integration and technology outsourcing services, including data center operations, network management, and technical support and training services.

The average occupancy rate for the Crescent Green Buildings for the last five years was as follows:

Year	Average Occupancy Rate
2001	69%
2002	70%
2003	78%
2004	84%
2005	88%

The current aggregate annual base rent for the tenants of the Crescent Green Buildings is approximately $3.8 million. As of December 31, 2006, the current weighted-average remaining lease term for the current tenants of the Crescent Green Buildings is approximately 5 years. The Affiliated Computer Services lease expires in June 2013, and the average annual rental rate for the Affiliated Computer Services lease over the remaining lease term is $1.34 per square foot. Beginning in June 2011, Affiliated Computer Services has the right, at its option, to terminate its lease in the 1200 building (76,316 square feet) with 12 months notice.

The average effective annual rental rate per square foot for each of the last five years for the Crescent Green Buildings was:

Year	Average Effective Annual Rental Rate per Square Foot
2001	$17.88
2002	$18.93
2003	$17.25
2004	$17.28
2005	$17.25

We calculate average effective annual rental rate per square foot as the annual base rent, net of free rent, for the year divided by the average leased square feet for the year.

The table below sets forth the lease expirations of the Crescent Green Buildings for each of the next ten years, including the number of tenants whose leases will expire, the total area in square feet covered by such leases and the percentage of gross annual rent represented by such leases.

	No. of Leases Expiring	Total Square Feet of Expiring Leases	Gross Annual Rent of Expiring Leases	% of Gross Annual Rent Represented by Expiring Leases
2007	1	1,574	$30,365	1.27%
2008	4	42,230	$753,739	31.51%
2009	2	4,267	$62,123	2.60%
2010	3	16,382	$98,492	4.12%
2011	4	10,496	$76,964	3.22%
2012	1	3,224	$61,715	2.58%
2013	2	154,519	$1,041,132	43.52%
2014	1	13,721	$267,374	11.18%
2015	—	—	—	—
2016	—	—	—	—

Gross annual rent of expiring leases, for each of the years indicated, is based on the minimum contractual base rent, net of free rent, due for the calendar year ending December 31, 2006.

The following table shows how we will depreciate the value of the building for tax purposes as well as certain tax information related to the Crescent Green Buildings:

	Federal Tax Basis	Rate of Depreciation	Method of Depreciation	Depreciable Life
Land	$6,988,000	Non-depreciable	N/A	N/A
Building	41,994,450	39 years	Straight-line	39 years

Total	$48,982,450

We do not intend to make significant renovations or improvements to the Crescent Green Buildings. There can be no assurance that we will complete the acquisition. Under certain circumstances, if we fail to complete the acquisition, we may forfeit $1 million of earnest money.

Declaration of Dividends and Advance from Advisor

On October 18, 2006, our board of directors declared a daily dividend for the period from November 1, 2006 through November 30, 2006, which dividend was paid in December 2006. On November 8, 2006, our board of directors declared a daily dividend for the period from December 1, 2006 through December 31, 2006, which we expect will be paid in January 2007, and a daily dividend for the period from January 1, 2007 through January 31, 2007, which we expect will be paid in February 2007. Investors may choose to receive cash distributions or purchase additional shares through our dividend reinvestment plan. The dividends are calculated based on stockholders of record each day during these periods at a rate of $0.0019178 per share per day and equal a daily amount that, if paid each day for a 365-day period, would equal a 7.0% annualized rate based on a purchase price of $10.00 per share.

Generally, our policy is to pay distributions from cash flow from operations. In order that our stockholders could begin earning cash dividends, our advisor, KBS Capital Advisors, has agreed to advance funds to us equal to the amount by which the cumulative amount of distributions declared by our board of directors from January 1, 2006 through the period ending January 31, 2007 exceeds the amount of our funds from operations (as defined by NAREIT) from January 1, 2006 through January 31, 2007. The terms of the advance are described below under “Renewal of Advisory Agreement.” Through January 3, 2007 our advisor has advanced $900,000 to us for cash dividends and expenses in excess of revenues, all of which is outstanding. In addition, our advisor has agreed to defer its asset management fee, without interest, for the months of July, August, September, October, November and December 2006 and January 2007 but may choose to take the deferred asset management fee in such future period as the advisor may determine.

The advisor is wholly owned by KBS Holdings LLC, a limited liability company that is wholly owned by Charles J. Schreiber, Jr., Peter M. Bren, Peter McMillan III and Keith D. Hall, our sponsors and each of whom is one of our officers and/or directors.

Risks Related to an Investment in Us

In addition to the risks described in the prospectus under “Risk Factors – Risks Related to an Investment in Us,” you should carefully consider the following risk related to amounts owed to our advisor.

The amount of cash available for distributions in future periods will be decreased by the repayment of the advance from the advisor and the payment of the advisor’s deferred asset management fee.

Our advisor has advanced $900,000 to us for cash dividends and expenses in excess of revenues, all of which is outstanding, and deferred its asset management fee without interest from July 2006 through January 2007. As of December 31, 2006, asset management fees deferred by our advisor totaled approximately $370,000. We are obligated to reimburse our advisor on demand for the $900,000 advance if and to the extent that our cumulative funds from operations for the period commencing January 1, 2006 through the date of any such reimbursement exceed the lesser of (i) the cumulative amount of any distributions declared and payable to our stockholders as of the date of such reimbursement or (ii) an amount that is equal to a 7.0% cumulative, non-compounded, annual return on invested capital for our stockholders for the period from July 18, 2006 through the date of such reimbursement. No interest will accrue on the advance being made by the advisor. The deferred asset management fee may be taken by our advisor in such future period as our advisor may determine. The amount of cash available for distributions in future periods will be decreased by the repayment of the advance from the advisor and the payment of the advisor’s deferred asset management fee. Repayment of the advance and payment of the deferred asset management fee would affect investor returns as less cash flow would be available for distribution due to the payment of these amounts to the advisor.

Indebtedness

As of January 3, 2007, our total long-term indebtedness, or indebtedness with a maturity of longer than one year, was $192,650,000. For more information see the discussion under “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources.”

Renewal of Advisory Agreement

On November 8, 2006, we renewed our advisory agreement with KBS Capital Advisors. The renewed advisory agreement is effective through November 8, 2007; however, either party may terminate the renewed advisory agreement without cause or penalty upon providing 60 days’ written notice. The terms of the renewed advisory agreement are identical to those of the advisory agreement that was in effect through November 8, 2006, which is described in the prospectus, except as follows:

•	A change altering the timing and the source (but not the amount) of the payment of the subordinated performance fee due upon termination of the advisory agreement. Specifically, instead of being due immediately upon termination of the advisory agreement and being paid from operating cash flow, the change makes the fee payable in the form of a promissory note that becomes due only upon the sale of one or more of our real estate assets and the fee is payable solely from proceeds of the sale of an asset and future asset sales. For more information, see Note (8) under “Management Compensation” in the prospectus.

•	In order that our stockholders could begin earning cash dividends, our advisor has agreed to advance funds to us equal to the amount by which the cumulative amount of distributions declared by our board of directors from January 1, 2006 through the period ending January 31, 2007 exceeds the amount of our funds from operations (as defined by NAREIT) from January 1, 2006 through January 31, 2007. We are only obligated to reimburse the advisor for these expenses if and to the extent that our cumulative funds from operations for the period commencing January 1, 2006 through the date of any such reimbursement exceed the lesser of (i) the cumulative amount of any distributions declared and payable to our stockholders as of the date of such reimbursement or (ii) an amount that is equal to a 7.0% cumulative, non-compounded, annual return on invested capital for our stockholders for the period from July 18, 2006 through the date of such reimbursement. No interest will accrue on the advance being made by the advisor.

Distribution Policy

In connection with our application to register shares of common stock in this offering in the State of Ohio, we have amended our distribution policy as follows:

•	Concurrently with the payment of any distribution, we will file a Form 8-K or other appropriate form or report with the SEC disclosing the source of the funds distributed. If the information is not available at the time of payment of the distribution, we will instead disclose the reasons why the information is not available and will provide the information to our stockholders within 45 days after the end of the quarter in which we paid the distribution.

•	We will maintain a cumulative record of the dollar amount by which the aggregate distributions to our stockholders from the October 11, 2006 record date for distributions (the “Effective Date”) and all subsequent record dates for distributions exceed our actual to-date funds from operations from the Effective Date. Such dollar amount, if greater than zero, is a “Fund-to-Date Deficit.” After the first anniversary of the Effective Date, if we have a Fund-to-Date Deficit for a continuous 365-day period, then thereafter until such time as the Fund-to-Date Deficit has been recovered, we must reduce the amount of distributions to our stockholders to a level that, based upon the conflicts committee’s good faith analysis of our projected operating cash flows, would eliminate the Fund-to-Date Deficit within 730 days from the date that the Fund-to-Date Deficit was initially incurred, except insofar as such a distribution is necessary to satisfy the requirement that we distribute at least the percentage of our REIT taxable income required for annual distribution by the Internal Revenue Code or otherwise as necessary or advisable to assure that we maintain our qualification as a REIT for federal tax purposes. We do not have to reduce our then-current dividend yield more than once in any 365-day period in order to satisfy the foregoing undertaking. We define funds from operations in accordance with the current NAREIT definition.

Policy Prohibiting Awards of Shares of Common Stock under Our Employee and Independent Director Stock Plan

Our board of directors has adopted a policy that prohibits grants of any awards of shares of common stock to any person under the Employee and Independent Director Stock Plan. For more information with respect to the Employee and Independent Director Stock Plan, see “Management –Employee and Independent Director Stock Plan” in the prospectus.

Share Redemption Program

Our board of directors has amended our share redemption program so that the special terms available upon the death of a stockholder will also be available upon a stockholder’s award of disability benefits from the Social Security Administration or, in limited circumstances, from the other governmental agencies described below. The amendment became effective on December 14, 2006. Set forth below is a full description of our amended share redemption program.

The share redemption program permits you to sell your shares back to us, subject to the significant conditions and limitations described below. Initially, we will redeem shares at the lower of $9.00 or 90% of the price paid to acquire the shares from us, unless the shares are being redeemed in connection with a stockholder’s death or “qualifying disability” (as defined below). Three years after the completion of our offering stage, the redemption price per share would be equal to the net asset value per share of our common stock, as estimated by our advisor or another firm chosen for that purpose. We will consider our offering stage complete when we are no longer publicly offering equity securities and have not done so for one year. We would report this redemption price to you in our annual report and the three quarterly reports that we publicly file with the SEC. (For purposes of this definition, we do not consider “public equity offerings” to include offerings on behalf of selling stockholders or offerings related to a dividend reinvestment plan, employee benefit plan or the redemption of interests in the Operating Partnership).

There are several limitations on our ability to redeem shares:

•	Unless the shares are being redeemed in connection with a stockholder’s death or “qualifying disability,” we may not redeem shares until they have been outstanding for one year.

•	Our share redemption program limits the number of shares we may redeem to those that we could purchase with the net proceeds from the sale of shares under our dividend reinvestment plan during the prior calendar year.

•	During any calendar year, we may redeem no more than 5% of the weighted-average number of shares outstanding during the prior calendar year.

•	We have no obligation to redeem shares if the redemption would violate the restrictions on distributions under Maryland law, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency.

We have engaged a third party to administer the share redemption program. We will redeem shares on the last business day of each month. The program administrator must receive your written request for redemption at least five business days before that date in order for us to repurchase your shares that month. If we could not repurchase all shares presented for redemption in any month, we will attempt to honor redemption requests on a pro rata basis. We will deviate from pro rata purchases in two minor ways: (i) if a pro rata redemption would result in you owning less than half of the minimum purchase amount described in our current prospectus, as supplemented, then we would redeem all of your shares; and (ii) if a pro rata redemption would result in you owning more than half but less than all of the minimum purchase amount, then we would not redeem any shares that would reduce your holdings below the minimum purchase amount. In the event that you were redeeming all of your shares, there would be no holding period requirement for shares purchased pursuant to our dividend reinvestment plan.

If we did not completely satisfy a stockholder’s redemption request at month-end because the program administrator did not receive the request in time or because of the restrictions on the number of shares we could redeem under the program, we would treat the unsatisfied portion of the redemption request as a request for redemption in the following month unless the stockholder withdrew his or her request before the next date for redemptions. Any stockholder could withdraw a redemption request upon written notice to the program administrator if such notice is received by us at least five business days before the date for redemptions.

In several respects we would treat redemptions sought upon a stockholder’s death or “qualifying disability” differently from other redemptions:

•	there would be no one-year holding requirement;

•	until three years after the completion of our offering stage, the redemption price would be the amount paid to acquire the shares from us; and

•	three years after the completion of our offering stage, the redemption price would be the net asset value of the shares, as estimated by our advisor or another firm chosen for that purpose.

In order for a disability to entitle a stockholder to the special redemption terms described above (a “qualifying disability”), (1) the stockholder must receive a determination of disability based upon a physical or mental condition or impairment arising after the date the stockholder acquired the shares to be redeemed, and (2) such determination of disability must be made by the governmental agency responsible for reviewing the disability retirement benefits that the stockholder could be eligible to receive (the “applicable governmental agency”). The “applicable governmental agencies” are limited to the following: (i) if the stockholder paid Social Security taxes and, therefore, could be eligible to receive Social Security disability benefits, then the applicable governmental agency is the Social Security Administration or the agency charged with responsibility for administering Social Security disability benefits at that time if other than the Social Security Administration; (ii) if the stockholder did not pay Social Security benefits and, therefore, could not be eligible to receive Social Security disability benefits, but the stockholder could be eligible to receive disability benefits under the Civil Service Retirement System (“CSRS”), then the applicable governmental agency is the U.S. Office of Personnel Management or the agency charged with responsibility for administering CSRS benefits at that time if other than the Office of Personnel Management; or (iii) if the stockholder did not pay Social Security taxes and therefore could not be eligible to receive Social Security benefits but suffered a disability that resulted in the stockholder’s discharge from military service under conditions that were other than dishonorable and, therefore, could be eligible to receive military disability benefits, then the applicable governmental agency is the Veteran’s Administration or the agency charged with the responsibility for administering military disability benefits at that time if other than the Veteran’s Administration.

Disability determinations by governmental agencies for purposes other than those listed above, including but not limited to worker’s compensation insurance, administration or enforcement of the Rehabilitation Act or Americans with Disabilities Act, or waiver of insurance premiums will not entitle a stockholder to the special redemption terms described above. Redemption requests following an award by the applicable governmental agency of disability benefits must be accompanied by: (1) the investor’s initial application for disability benefits and (2) a Social Security Administration Notice of Award, a U.S. Office of Personnel Management determination of disability under CSRS, a Veteran’s Administration record of disability-related discharge or such other documentation issued by the applicable governmental agency that we deem acceptable and demonstrates an award of the disability benefits.

We understand that the following disabilities do not entitle a worker to Social Security disability benefits:

•	disabilities occurring after the legal retirement age;

•	temporary disabilities; and

•	disabilities that do not render a worker incapable of performing substantial gainful activity.

Therefore, such disabilities will not qualify for the special redemption terms, except in the limited circumstances when the investor is awarded disability benefits by the other “applicable governmental agencies” described above.

Our board of directors could amend, suspend or terminate the program upon 30 days’ notice. We would notify you of such developments in our annual or quarterly reports that we publicly file with the SEC or by means of a separate mailing to you, accompanied by disclosure in a current or periodic report under the Securities Exchange Act of 1934. During this offering, we would also include this information in a prospectus supplement or post-effective amendment to the registration statement, as required under federal securities laws.

Our share redemption program only provides stockholders a limited ability to redeem shares for cash until a secondary market develops for our shares, at which time the program will terminate. No such market presently exists, and we cannot assure you that any market for your shares will ever develop.

Qualifying stockholders who desire to redeem their shares must give written notice to us at KBS Real Estate Investment Trust, c/o Phoenix Transfer, Inc., 2401 Kerner Boulevard, San Rafael CA 94901.

Supplemental Sales Material

In addition to the prospectus, as supplemented, we are using supplemental sales material in connection with the offering of the shares. The supplemental sales material does not contain all of the information material to an investment decision and should only be reviewed after reading the prospectus. In some states, the use of supplemental sales material may not be permitted.

The following is a brief description of the supplemental sales material currently used in permitted jurisdictions:

•	The “KBS REIT Fact Sheet,” first used February 22, 2006, briefly summarizes (i) the terms of the offering; (ii) our objectives and strategy; (iii) a profile of the investors for whom an investment in us is appropriate; (iv) exit alternatives available to investors; (v) information regarding our sponsors’ experience and (vi) various risks to be considered before investing in us.

•	The KBS Real Estate Investment Trust brochure, first used February 22, 2006, provides prospective investors with general information concerning investments in real estate, as well as information specific to an investment in us, including summary descriptions of (i) our sponsors’ track record with prior real estate investments; (ii) the principles of our investment strategy; (iii) the organization and geographic reach of our advisor; (iv) the steps comprising our acquisition process and (v) various risks to be considered before investing in us.

•	The KBS Real Estate Investment Trust client seminar presentation, first used April 2006, includes general information about real estate as an asset class, as well as information specific to an investment in us, including slides related to (i) the importance of diversifying by asset class; (ii) the benefits of the REIT structure; (iii) the reasons to consider investing in a non-traded REIT; (iv) our investment strategy and (v) various risks to be considered before investing in us.

•	The KBS Real Estate Investment Trust asset flyer for the Sabal Pavilion, first used June 2006, includes information about the acquisition of a four-story office building containing 120,500 rentable square feet in Tampa, Florida.

•	The KBS Real Estate Investment Trust asset flyer for the Plaza in Clayton, first used June 2006, includes information about the acquisition of a 16-story office building containing 325,172 rentable square feet in St. Louis, Missouri.

•	The KBS Real Estate Investment Trust asset flyer for the Tribeca Mezzanine Debt, first used July 2006, includes information about the acquisition of a junior mezzanine loan.

•	The KBS Real Estate Investment Trust asset flyer for Southpark Commerce Center II, first used November 2006, includes information about the acquisition of four light industrial/flex buildings containing 372,125 rentable square feet in Austin, Texas.

•	The KBS Real Estate Investment Trust asset flyer for 825 University Avenue, first used November 2006, includes information about the acquisition of a one and two story corporate research building containing 166,574 rentable square feet in Norwood, Massachusetts.

•	The KBS Real Estate Investment Trust asset flyer for the Midland Industrial Portfolio, first used January 2007, includes information about the acquisition of three bulk distribution buildings containing 785,790 rentable square feet in McDonough, Georgia.

We are offering shares only by means of the prospectus, as supplemented. Although the information contained in our supplemental sales materials will not conflict with any of the information contained in the prospectus, as supplemented, the supplemental materials do not purport to be complete and should not be considered a part of or as incorporated by reference in the prospectus, or the registration statement of which the prospectus is a part.

Management’s Discussion and Analysis of Financial Condition and Results of Operations as of and for the Three and Nine Months Ended September 30, 2006

The following discussion and analysis should be read in conjunction with our accompanying consolidated financial statements and the notes thereto as of and for the three and nine months ended September 30, 2006, included in this supplement, as well as our consolidated financial statements and the notes thereto as of and for the year ended December 31, 2005, included in supplement no. 6. This discussion contains forward-looking statements that can be identified with the use of forward-looking terminology such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Actual results may differ from those described in forward-looking statements. For a discussion of the factors that could cause actual results to differ from those anticipated, see “Risk Factors” in the prospectus and “Risks Related to Real Estate-Related Investments” in supplement no. 6.

Overview

We are a Maryland corporation that intends to qualify as a real estate investment trust, or REIT, beginning with the taxable year ended December 31, 2006. On June 23, 2005, we filed a registration statement on Form S-11 (File No. 333-126087) with the SEC to offer a minimum of 250,000 shares and a maximum of 280,000,000 shares of common stock for sale to the public. The SEC declared the registration statement effective on January 13, 2006, and we launched this offering on January 27, 2006. As of January 3, 2007, we had sold 11,697,146 shares of common stock in this offering for gross offering proceeds of approximately $116.5 million. We are dependent upon the net proceeds from this offering to conduct our proposed operations.

We intend to use the proceeds of this offering to acquire and manage a diverse portfolio of real estate assets composed primarily of office, industrial and retail properties located in large metropolitan areas in the United States. We plan to own substantially all of our assets and conduct our operations through our Operating Partnership, of which we are the sole general partner. We have no paid employees. Our advisor, KBS Capital Advisors, conducts our operations and manages our portfolio of real estate investments.

In constructing our portfolio, we intend to target approximately 70% core investments, which are generally existing properties with at least 80% occupancy and minimal near-term lease rollover, and approximately 30% real estate-related investments and enhanced-return properties. Though our target portfolio would consist of 30% real estate-related investments and enhanced-return properties, we will not forgo a good investment opportunity because it does not precisely fit our expected portfolio composition. Thus, to the extent that our advisor presents us with good investment opportunities that allow us to meet the REIT requirements under the Internal Revenue Code, our portfolio may consist of a greater percentage of enhanced-return properties and real estate-related investments.

Real estate-related investments and enhanced-return properties are higher-yield and higher-risk investments that our advisor will actively manage. The real estate-related investments in which we may invest include: (i) mortgage loans; (ii) equity securities such as common stocks, preferred stocks and convertible preferred securities of real estate companies; (iii) debt securities such as mortgage-backed securities, commercial mortgages, mortgage loan participations and debt securities issued by other real estate companies; and (iv) certain types of illiquid securities, such as mezzanine loans and bridge loans. While we may invest in any of these real estate-related investments, we expect that the substantial majority of these investments will consist of mezzanine loans, commercial mortgage-backed securities and B-Notes as well as collateralized debt obligations. The enhanced-return properties that we will seek to acquire and reposition include: properties with moderate vacancies or near-term lease rollovers; poorly managed and positioned properties; properties owned by distressed sellers; and built-to-suit properties.

We began raising capital and commenced our real estate operations during the three months ended September 30, 2006. At this early stage in our growth, our general and administrative expenses are relatively high compared with our funds from operations and our net assets. Our conflicts committee has determined that the relationship of our general and administrative expenses to our funds from operations and our net assets is justified given the costs of operating a public company and the early stage of our operations.

Liquidity and Capital Resources

During the three months ended September 30, 2006, we broke escrow in this offering and commenced operations as a real estate company. Net cash flows from financing activities for the nine months ended September 30, 2006 were $135,783,583 consisting of net offering proceeds of $19,485,880, after payment of selling commissions, dealer manager fees and other organization and offering expenses of $3,438,685, and $116,023,730 from indebtedness. With this capital, we invested approximately $132,329,374 in real estate investments, including acquisition fees and expenses of $2,261,823. Primarily from the operations and interest income of the assets we acquired, we generated $730,566 in net cash flows from operating activities. This amount includes rental revenues from the properties and interest earned on our investment in a mezzanine loan net of operating expenses and interest expenses. We paid dividends to stockholders of $81,778. The excess cash generated from operating and financing activities (net of cash used by investing activities) of $4,184,775 is expected to be used to reduce indebtedness, pay liabilities or to make additional real estate investments.

As of September 30, 2006, our liabilities totaled $120,911,453 and consisted primarily of long-term indebtedness, or indebtedness with a maturity of longer than one year, of $107,147,137 and short-term indebtedness of $13,764,316.

During the three months ended September 30, 2006, we borrowed a total of $25,170,137 pursuant to three separate loans in order to fund the purchase of a property in Tampa, Florida, borrowed $9,997,231 to fund the acquisition of a junior mezzanine loan, and borrowed $84,500,000 pursuant to two separate loans in connection with the acquisition of a property in St. Louis, Missouri. These financings are described below under “—Contractual Commitments and Contingencies.”

We expect to continue to use debt to acquire properties and other real-estate related investments. Once we have fully invested the proceeds of this offering, we expect our debt financing to be approximately 50% of the cost of our real estate investments (before deducting depreciation or other non-cash reserves) plus the value of our other assets. Our charter limits our borrowings to 75% of the cost (before deducting depreciation or other non-cash reserves) of all our assets; however, we may exceed that limit if a majority of the conflicts committee approves each borrowing in excess of our charter limitation and we disclose such borrowing to our stockholders in our next quarterly report with an explanation from the conflicts committee of the justification for the excess borrowing. Due to borrowings described below under “Contractual Commitments and Contingencies,” we exceeded our charter limitation on borrowing during the third quarter of 2006. The conflicts committee approved each of these borrowings. In each case, the conflicts committee determined that the excess leverage was justified for the following reasons:

•	the borrowings enabled us to purchase the assets and earn rental and interest income more quickly;

•	the acquisitions are likely to increase the net offering proceeds from this offering, thereby improving our ability to meet our goal of acquiring a diversified portfolio of properties to generate current income for investors and preserve investor capital; and

•	the prospectus disclosed the likelihood that we would exceed our charter’s leverage guidelines during the early stages of this offering.

In addition to making investments in accordance with our investment objectives, we expect to use our capital resources to make certain payments to our advisor and the dealer manager. During our organization and offering stage, these payments will include payments to the dealer manager for selling commissions and the dealer manager fee and payments to the dealer manager, our advisor and their affiliates for reimbursement of certain organization and offering expenses. However, our advisor has agreed to reimburse us to the extent that selling commissions, the dealer manager fee and other organization and offering expenses incurred by us exceed 15% of our gross offering proceeds. During our acquisition and development stage, we expect to make payments to our advisor in connection with the selection and purchase of real estate investments, the management of our assets and costs incurred by our advisor in providing services to us.

We intend to elect to be taxed as a REIT and to operate as a REIT beginning with our taxable year ending December 31, 2006. To maintain our qualification as a REIT, we will be required to make aggregate annual distributions to our stockholders of at least 90% of our REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain). Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant. Provided we have sufficient available cash flow, we intend to pay dividends on a monthly basis. We have not established a minimum distribution level.

We expect to continue to generate capital from this offering and to utilize indebtedness to assist in the funding for and timing of our acquisitions. We are dependent upon the net proceeds from this offering to conduct our operations. We will obtain the capital required to purchase properties and conduct our operations from the proceeds of this offering and any future offerings we may conduct, from secured or unsecured financings from banks and other lenders and from any undistributed funds from our operations.

Contractual Commitments and Contingencies

The following is a summary of our contractual obligations as of September 30, 2006:

	Total	Remainder of 2006	Payments Due During the Years Ending December 31,
Contractual Obligations			2007-2008	2009-2010	Thereafter
Outstanding debt obligations(1)	$116,023,730	—	$16,823,730	—	$99,200,000

(1)	Amounts include principal payments only. We incurred interest expense of $706,898 during the three months ending September 30, 2006 and expect to incur interest in future periods on outstanding debt obligations based on the rates and terms disclosed below.

Our outstanding debt obligations as of September 30, 2006 were as follows:

Debt Obligation	Principal	Effective Interest Rate for Period	Fixed/ Variable Interest Rate	Maturity(1)	Percentage of Total Indebtedness
Sabal Pavilion Building – Mortgage Loan	$14,700,000	6.38%	Fixed	August 1, 2036	12.67%
Sabal Pavilion Building – Mezzanine Loan(2)	1,598,000	7.60%	Variable	January 7, 2007	1.38
Plaza in Clayton Building – Mortgage Loan	62,200,000	5.90%	Fixed	October 6, 2016	53.61
Plaza in Clayton Building – Mezzanine Loan	22,300,000	6.82%	Variable	October 6, 2016	19.22

Notes payable	100,798,000
Note payable to affiliate (3)	7,947,137	6.00%	Fixed	July 6, 2008	6.85
Tribeca Mezzanine Debt – Repurchase Agreement (4)	7,278,593	7.34%	Variable	July 17, 2007	6.27

	$116,023,730				100.00%

(1)	Represents initial maturity date; subject to certain conditions, the maturity dates of some loans may be extended.
(2)	On October 5, 2006, we paid off the principal amount outstanding under the loan.
(3)	October 27, 2006, we paid off the principal and interest outstanding on the loan.
(4)	On December 27, 2006, we paid off the principal amount outstanding under the loan.

As of January 3, 2007, the outstanding principal balance on our long-term indebtedness, or indebtedness with a maturity of longer than one year, was approximately $192,650,000, which consists of debt outstanding in connection with the acquisition of our investments. These acquisitions and their related financings are described under “Recent Acquisitions” in this supplement and in supplement no. 6.

In addition to the contractual obligations set forth above, we have contingent liabilities with respect to advances to us from our advisor in the amount of $188,662 for payment of distributions and $711,338 to cover expenses, excluding depreciation and amortization, in excess of our revenues. We are only obligated to reimburse the advisor for these advances if and to the extent that our cumulative funds from operations for the period commencing January 1, 2006 through the date of any such reimbursement exceed the lesser of (i) the cumulative amount of any distributions declared and payable to our stockholders as of the date of such reimbursement or (ii) an amount that is equal to a 7.0% cumulative, non-compounded, annual return on invested capital for our stockholders for the period from July 18, 2006 through the date of such reimbursement. No interest will accrue on the advance being made by the advisor. We also have contingent liability with respect to the deferral of the asset management fee payable to our advisor for the three months ended September 30, 2006 in the amount of $71,348. Our advisor has agreed to defer its asset management fee, without interest, for the months of July, August and September 2006 but may choose to take the deferred asset management fee in such future period as the advisor may determine.

Results of Operations

Our results of operations for the three and nine months ended September 30, 2006 are not indicative of those expected in future periods as we broke escrow in this offering on July 5, 2006 and commenced real estate operations on July 7, 2006 in connection with our first investment. During the period from inception (June 13, 2005) to September 30, 2005, we had been formed but had not yet commenced this offering or real estate operations. As a result, we had no material results of operations for that period. The SEC declared the registration statement for this offering effective on January 13, 2006 and we launched the offering on January 27, 2006 upon retaining KBS Capital Markets Group LLC, an affiliate of our advisor, to serve as the dealer manager of the offering.

As of September 30, 2006, we had acquired two office properties and a junior mezzanine loan for an aggregate purchase price of approximately $130,480,510, plus closing costs. We funded the acquisition of these investments with a combination of debt and proceeds from this offering. We expect that rental income, tenant reimbursements, depreciation expense, amortization expense, operating expenses, interest income from our investment in the mezzanine loan, asset management fees and net income will each increase in future periods as a result of owning the assets acquired during the three months ended September 30, 2006 for an entire period and as a result of anticipated future acquisitions of real estate assets.

Rental income for the two office properties, both of which were acquired during the three months ended September 30, 2006 totaled $756,530 and tenant reimbursements totaled $118,825. Property operating costs were $199,776 for the three months ended September 30, 2006. Depreciation expense for the three months ended September 30, 2006 was $395,237, and real estate and other property-related taxes were $77,713. We acquired one of these office properties on July 7, 2006 and the other office property on September 27, 2006, and these properties represent approximately 19% and 71%, respectively, of the cost of our portfolio of real estate assets at September 30, 2006. Neither properties’ operations represent a full quarter of revenues and expenses.

General and administrative expenses for the three and nine months ended September 30, 2006 totaled $406,881 and $871,018, respectively. These general and administrative costs consisted primarily of insurance premiums, independent director fees and professional fees. We expect general and administrative costs to increase in the future based on a full year of operations as well as increased activity as we make real estate investments but to decrease as a percentage of total revenue.

Interest income and other revenues for the three and nine months ended September 30, 2006 were $382,633 and $382,955, respectively, and consisted primarily of interest income from the junior mezzanine loan we acquired on July 18, 2006.

Asset management fees payable to our advisor with respect to real estate investments totaled $71,348 for the three and nine months ended September 30, 2006 but have been deferred by our advisor without interest. These asset management fees may be taken by the advisor in a subsequent period.

The three acquisitions we made during the three months ended September 30, 2006 were financed primarily with debt. See above “—Contractual Commitments and Contingencies.” During the three months ended September 30, 2006, we incurred interest expense of $706,898 related to our use of this debt. Our interest expense in future periods will vary based on our level of future borrowings, which will depend on the amount of proceeds raised in this offering, the cost of borrowings and the opportunity to acquire real estate assets meeting our investment objectives.

For the three and nine months ended September 30, 2006, we had a net loss of $528,517 and $992,332, respectively, due primarily to general and administrative costs and interest expense.

Our organization and offering costs (other than selling commissions and the dealer manager fee) are initially being paid by our advisor, the dealer manager and their affiliates on our behalf. These other organization and offering costs include all expenses to be paid by us in connection with this offering, including but not limited to (i) legal, accounting, printing, mailing and filing fees; (ii) charges of the escrow holder; (iii) reimbursement of the dealer manager for amounts it may pay to reimburse the bona fide diligence expenses of broker-dealers; (iv) reimbursement to the advisor for the salaries of its employees and other costs in connection with preparing supplemental sales materials; (v) the cost of educational conferences held by us (including the travel, meal and lodging costs of registered representatives of broker-dealers); and (vi) reimbursement to the dealer manager for travel, meals, lodging and attendance fees incurred by employees of the dealer manager to attend retail seminars conducted by broker-dealers. Pursuant to the advisory agreement and the dealer manager agreement, we are obligated to reimburse the advisor, the dealer manager or their affiliates, as applicable, for organization and offering costs associated with this offering, provided that the advisor is obligated to reimburse us to the extent selling commissions, the dealer manager fee and other organization and offering costs exceed 15% of our gross offering proceeds. Our advisor and its affiliates have incurred on our behalf organization and offering costs (excluding selling commissions and the dealer manager fee) of $3,560,275 through September 30, 2006. Such costs are only a liability to us to the extent selling commissions, the dealer manager fee and other organization and offering costs do not exceed 15% of the gross proceeds of the offering. Through September 30, 2006, we had sold 2,296,074 shares for gross offering proceeds of $22,924,565 and recorded organization and offering costs of $1,295,565 and selling commissions and dealer manager fees of $2,143,120.

Funds From Operations

We believe that funds from operations (“FFO”) is a beneficial indicator of the performance of any equity REIT. Because FFO calculations exclude such factors as depreciation and amortization of real estate assets and gains from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs. Our management believes that historical cost accounting for real estate assets in accordance with U.S. generally accepted accounting principles (“GAAP”) implicitly assumes that the value of real estate assets diminishes predictability over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. As a result, we believe that the use of FFO, together with the required GAAP presentations, provides a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. Other REITs may not define FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition or may interpret the current NAREIT definition differently than we do.

FFO is a non-GAAP financial measure and does not represent net income as defined by GAAP. Net income as defined by GAAP is the most relevant measure in determining our operating performance because FFO includes adjustments that investors may deem subjective, such as adding back expenses such as depreciation and amortization. Accordingly, FFO should not be considered as an alternative to net income as an indicator of our operating performance.

Our calculation of FFO, which we believe is consistent with the calculation of FFO as defined by NAREIT, is presented in the following table for the three and nine months ended September 30, 2006:

	For the Three Months Ended September 30, 2006	For the Nine Months Ended September 30, 2006
Net loss	$(528,517)	$(992,332)
Add:
Depreciation of real estate assets	122,229	122,229
Amortization of lease-related costs	273,008	273,008

FFO	$(133,280)	$(597,095)

Weighted-average shares outstanding, basic and diluted	1,148,531	400,311

Critical Accounting Policies

Below is a discussion of the accounting policies that management considers critical in that they involve significant management judgments and assumptions, require estimates about matters that are inherently uncertain and because they are important for understanding and evaluating our reported financial results. These judgments affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.

Real Estate Assets

We have to make subjective assessments as to the useful lives of our depreciable assets. These assessments have a direct impact on our net income, because, if we were to shorten the expected useful lives of our investments in real estate, we would depreciate these investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis throughout the expected useful lives of these investments. Costs related to the acquisition, development, construction and improvement of properties are capitalized. Repair and maintenance costs are charged to expense as incurred and significant replacements and betterments are capitalized. Repair and maintenance costs include all costs that do not extend the useful life of the real estate asset. We consider the period of future benefit of an asset to determine its appropriate useful life. We anticipate the estimated useful lives of our assets by class to be generally as follows:

Buildings	25 - 40 years
Building improvements	10 - 25 years
Land improvements	20 - 25 years
Tenant improvements	Lease term or expected useful life

Real Estate Purchase Price Allocation

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141 Business Combinations, we record above-market and below-market in-place lease values for acquired properties based on the present value (using an interest rate that reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. We amortize any capitalized above- or below-market lease values as an increase or reduction to rental income over the remaining non-cancelable terms of the respective leases.

We measure the aggregate value of other intangible assets acquired based on the difference between (i) the property valued with existing in-place leases adjusted to market rental rates and (ii) the property valued as if vacant. Management’s estimates of value are made using methods similar to those used by independent appraisers (e.g., discounted cash flow analysis). Factors considered by management in its analysis include an estimate of carrying costs during hypothetical expected lease-up periods considering current market conditions and costs to execute similar leases.

We also consider information obtained about each property as a result of our pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired. In estimating carrying costs, management also includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods. Management also estimates costs to execute similar leases including leasing commissions and legal and other related expenses to the extent that such costs are not already incurred in connection with a new lease origination as part of the transaction.

The total amount of other intangible assets acquired is further allocated to in-place lease values and customer relationship intangible values based on management’s evaluation of the specific characteristics of each tenant’s lease and our overall relationship with that respective tenant. Characteristics considered by management in allocating these values include the nature and extent of our existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals (including those existing under the terms of the lease agreement), among other factors.

We amortize the value of in-place leases to expense over the initial term of the respective leases. The value of customer relationship intangibles are amortized to expense over the initial term and any renewal periods in the respective leases, but in no event do the amortization periods for the intangible assets exceed the remaining depreciable life of the building. Should a tenant terminate its lease, the unamortized portion of the in-place lease value and customer relationship intangibles would be charged to expense.

Impairment of Real Estate Assets

We continually monitor events and changes in circumstances that could indicate that the carrying amounts of our real estate assets may not be recoverable. When indicators of potential impairment suggest that the carrying value of a real estate asset may not be recoverable, we assess the recoverability of the asset by estimating whether we will recover the carrying value of the asset through its undiscounted future cash flows and its eventual disposition. If based on this analysis we do not believe that we will be able to recover the carrying value of the asset, we record an impairment loss to the extent that the carrying value exceeds the estimated fair value of the asset. We did not record any impairment losses during the three and nine months ended September 30, 2006.

Projections of future cash flows require us to estimate the expected future operating income and expenses related to an asset as well as market and other trends. The use of inappropriate assumptions in our future cash flows analyses would result in an incorrect assessment of our assets’ future cash flows and fair values and could result in the overstatement of the carrying values of our real estate assets and an overstatement of our net income.

Real Estate Loans Receivable

Real estate loans receivable are recorded at cost, adjusted for net closing costs. Closing costs are amortized over the term of the loan and accreted as an adjustment to interest income. The real estate loan receivable is reviewed for potential impairment at each balance sheet date. A loan receivable is considered impaired when it becomes probable, based on current information, that we will be unable to collect all amounts due according to the loan’s contractual terms. The amount of impairment, if any, is measured by comparing the recorded amount of the loan to the present value of the expected cash flows or the fair value of the collateral. If a loan was deemed to be impaired, we would record a reserve for loan losses through a charge to income for any shortfall. To date, no such impairment charges have been recognized.

Revenue Recognition

We recognize minimum rent, including rental abatements and contractual fixed increases attributable to operating leases, on a straight-line basis over the term of the related lease and amounts expected to be received in later years are recorded as deferred rent. We record property operating expense reimbursements due from tenants for common area maintenance, real estate taxes and other recoverable costs in the period the related expenses are incurred.

We recognize gains on sales of real estate pursuant to the provisions of SFAS No. 66 Accounting for Sales of Real Estate (“SFAS 66”). The specific timing of a sale is measured against various criteria in SFAS 66 related to the terms of the transaction and any continuing involvement in the form of management or financial assistance associated with the property. If the criteria for profit recognition under the full-accrual method are not met, we will defer gain recognition and account for the continued operations of the property by applying the deposit, installment or cost recovery methods, as appropriate, until the appropriate criteria are met.

Interest income from a loan receivable is recognized based on the contractual terms of the debt instrument. Fees related to the buydown of the interest rate were deferred as prepaid interest income and amortized over the term of the loan as an adjustment to interest income. Closing costs related to the purchase of the loan receivable are amortized over the term of the loan and accreted as an adjustment against interest income.

Distribution Policy

We intend to make distributions each taxable year equal to at least 90% of our REIT taxable income (which is determined without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). We expect to authorize, declare and pay dividends on a monthly basis.

Dividends to be distributed to stockholders will be determined by our board of directors and will be dependent upon a number of factors relating to us, including funds available for the payment of dividends, financial condition, the timing of property acquisitions, capital expenditure requirements and annual distribution requirements in order to maintain our status as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”).

Income Taxes

We intend to elect to be taxed as a REIT under the Code and intend to operate as such beginning with our taxable year ended December 31, 2006. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our annual REIT taxable income to our stockholders (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). As a REIT, we generally will not be subject to federal income tax on income that we distribute to stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification is lost, unless the Internal Revenue Service grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders. However, we intend to organize and operate in such a manner as to qualify for treatment as a REIT.

We have elected to treat KBS REIT Holdings, our wholly owned subsidiary, as a taxable REIT subsidiary, and KBS REIT Holdings will be subject to federal income tax at regular corporate income tax rates. KBS REIT Holdings is the sole limited partner of the Operating Partnership and owns a 1% ownership interest in the Operating Partnership. As a result, KBS REIT Holdings will be taxed on income allocable to it from the Operating Partnership in respect of its limited partnership interest.

Revision to Suitability Standards in Kansas

As of January 4, 2007, we will not sell shares to investors in Kansas unless they meet the following special suitability standards:

Investors must have either (1) a net worth of at least $225,000, or (2) gross annual income of at least $60,000 and a net worth of at least $60,000.

Furthermore, it is recommended by the Office of the Kansas Securities Commissioner that Kansas investors not invest, in the aggregate, more than 10% of their liquid net worth in this and similar direct participation investments. Liquid net worth is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

For purposes of determining suitability of an investor, net worth in all cases should be calculated excluding the value of an investor’s home, furnishings and automobiles. In the case of sales to fiduciary accounts, these suitability standards must be met by the fiduciary account, by the person who directly or indirectly supplied the funds for the purchase of the shares if such person is the fiduciary or by the beneficiary of the account.

Those selling shares on our behalf must make every reasonable effort to determine that the purchase of shares in this offering is a suitable and appropriate investment for each stockholder based on information provided by the stockholder regarding the stockholder’s financial situation and investment objectives.

Reallowance of Dealer Manager Fee

For all sales, we pay our dealer manager a fee equal to 3.5% of the gross proceeds from the sale. As described in the prospectus, currently our dealer manager may reallow to participating broker-dealers out of its dealer manager fee up to 1% of gross offering proceeds attributable to that participating broker-dealer as a marketing fee. However, our dealer manager has determined that it may increase the amount of the reallowance in special cases. Whether the reallowance to any participating broker-dealer will exceed 1%, and the extent of any excess, will not depend on the actual amount of gross proceeds raised by that broker-dealer. Rather, the dealer manager expects that any distinctions among broker-dealers that the dealer manager might make with respect to the amount of the reallowance would be based solely on projected sales volume of at least $200 million on an annualized basis by the participating broker-dealer at the time it enters into a selling agreement and marketing fee agreement with the dealer manager.

Experts

The (i) the Statement of Revenues Over Certain Operating Expenses of the Southpark Commerce Center II Buildings for the year ended December 31, 2005; (ii) the Statement of Revenues Over Certain Operating Expenses of the 825 University Avenue Building for the year ended December 31, 2005; (iii) the Statement of Revenues Over Certain Operating Expenses of the Midland Industrial Portfolio for the year ended December 31, 2005; and (iv) the Statement of Revenues Over Certain Operating Expenses of the Crescent Green Buildings for the year ended December 31, 2005, all appearing in this supplement and Registration Statement have all been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Index to Financial Statements

Consolidated Financial Statements

Consolidated Balance Sheets as of September 30, 2006 (unaudited) and December 31, 2005	F-2

Consolidated Statements of Operations for the Three and Nine Months Ended September 30, 2006 (unaudited)	F-3

Consolidated Statements of Stockholders’ Equity for the Nine Months Ended September 30, 2006 (unaudited)	F-4

Consolidated Statement of Cash Flows for the Nine Months Ended September 30, 2006 (unaudited)	F-5

Condensed Notes to Consolidated Financial Statements as of September 30, 2006 (unaudited)	F-6

Southpark Commerce Center II Buildings

Report of Independent Registered Public Accounting Firm	F-29

Statements of Revenues Over Certain Operating Expenses for the Nine Months Ended September 30, 2006 (unaudited) and the Year Ended December 31, 2005	F-30

Notes to Statements of Revenues Over Certain Operating Expenses for the Nine Months Ended September 30, 2006 (unaudited) and the Year Ended December 31, 2005	F-31

825 University Avenue Building

Report of Independent Registered Public Accounting Firm	F-33

Statements of Revenues Over Certain Operating Expenses for the Nine Months Ended September 30, 2006 (unaudited) and the Year Ended December 31, 2005	F-34

Notes to Statements of Revenues Over Certain Operating Expenses for the Nine Months Ended September 30, 2006 (unaudited) and the Year Ended December 31, 2005	F-35

Midland Industrial Portfolio

Report of Independent Registered Public Accounting Firm	F-37

Statements of Revenues Over Certain Operating Expenses for the Nine Months Ended September 30, 2006 (unaudited) and the Year Ended December 31, 2005	F-38

Notes to Statements of Revenues Over Certain Operating Expenses for the Nine Months Ended September 30, 2006 (unaudited) and the Year Ended December 31, 2005	F-39

Crescent Green Buildings

Report of Independent Registered Public Accounting Firm	F-41

Statements of Revenues Over Certain Operating Expenses for the Nine Months Ended September 30, 2006 (unaudited) and the Year Ended December 31, 2005	F-42

Notes to Statements of Revenues Over Certain Operating Expenses for the Nine Months Ended September 30, 2006 (unaudited) and the Year Ended December 31, 2005	F-43

Unaudited Pro Forma Financial Statements

Summary of Unaudited Pro Forma Financial Statements	F-45

Pro Forma Balance Sheet as of September 30, 2006 (unaudited)	F-46

Pro Forma Statement of Operations for the Nine Months Ended September 30, 2006 (unaudited)	F-48

Pro Forma Statement of Operations for the Year Ended December 31, 2005 (unaudited)	F-52

KBS REAL ESTATE INVESTMENT TRUST, INC.

CONSOLIDATED BALANCE SHEETS

As of September 30, 2006 and December 31, 2005

	September 30, 2006	December 31, 2005
	(unaudited)
Assets
Real estate:
Land	$6,038,672	$—
Buildings and improvements, less accumulated depreciation of $192,455 as of September 30, 2006	103,280,562	—
Tenant origination and absorption costs, less accumulated amortization of $202,783 as of September 30, 2006	9,943,387	—

Total real estate, net	119,262,621	—
Real estate loan receivable	13,322,027	—

Total real estate investments, net	132,584,648	—
Cash and cash equivalents	4,384,775	200,000
Rents and other receivables	456,269	—
Above-market leases, net of accumulated amortization of $2,873 as of September 30, 2006	1,065,376	—
Prepaid and other assets	925,271	—

Total assets	$139,416,339	$200,000

Liabilities and stockholders’ equity
Notes payable	$100,798,000	$—
Note payable to affiliate	7,947,137	—
Repurchase agreement	7,278,593
Accounts payable and accrued liabilities	2,151,630	—
Due to affiliates	986,613	—
Below-market leases, net of accumulated amortization of $61,786 as of September 30, 2006	1,656,974	—
Other liabilities	92,506	—

Total liabilities	120,911,453	—

Commitments and contingencies (Note 11)
Redeemable common stock; 10,437 shares issued and outstanding as of September 30, 2006	99,157	—
Stockholders’ equity:
Preferred stock, $.01 par value; 10,000,000 shares authorized, no shares issued and Outstanding	—	—
Common stock, $.01 par value; 1,000,000,000 shares authorized, and 2,305,637 and 20,000 shares issued and outstanding as of September 30, 2006 and December 31, 2005, respectively	23,057	200
Additional paid-in capital	19,563,666	199,800
Cumulative distributions and net loss	(1,180,994)	—

Total stockholders’ equity	18,405,729	200,000

Total liabilities and stockholders’ equity	$139,416,339	$200,000

See accompanying notes.

KBS REAL ESTATE INVESTMENT TRUST, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three and Nine Months Ended September 30, 2006

(unaudited)

	Three Months Ended September 30, 2006	Nine Months Ended September 30, 2006
Revenues:
Rental income	$756,530	$756,530
Tenant reimbursements	118,825	118,825
Interest income and other revenues	382,633	382,955

Total revenues	1,257,988	1,258,310

Operating expenses:
Operating, maintenance, and management	(199,776)	(199,776)
Real estate and other property-related taxes	(77,713)	(77,713)
General and administrative expenses	(406,881)	(871,018)
Depreciation and amortization	(395,237)	(395,237)

Total operating expenses	(1,079,607)	(1,543,744)
Operating income	178,381	(285,434)
Non-operating expenses:
Interest expense	(706,898)	(706,898)

Total non-operating expenses	(706,898)	(706,898)

Net loss	$(528,517)	$(992,332)

Loss per common share, basic and diluted	$(0.46)	$(2.48)

Weighted average number of common shares outstanding	1,148,531	400,311

Distributions declared per common share	$0.14	$0.14

See accompanying notes.

KBS REAL ESTATE INVESTMENT TRUST, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the Nine Months Ended September 30, 2006

(unaudited)

	Common Stock		Additional Paid-in Capital	Cumulative Distributions and Losses	Total Stockholders’ Equity
	Shares	Amount
Balance, December 31,2005	20,000	$200	$199,800	$—	$200,000
Issuance of common stock	2,296,074	22,961	22,901,604	—	22,924,565
Redeemable common stock	(10,437)	(104)	(99,053)	—	(99,157)
Distributions declared	—	—	—	(188,662)	(188,662)
Commissions and dealer-manager fees	—	—	(2,143,120)	—	(2,143,120)
Other offering costs	—	—	(1,295,565)	—	(1,295,565)
Net loss	—	—	—	(992,332)	(992,332)

Balance, September 30, 2006	2,305,637	$23,057	$19,563,666	$(1,180,994)	$18,405,729

See accompanying notes.

KBS REAL ESTATE INVESTMENT TRUST, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

For the Nine Months Ended September 30, 2006

(unaudited)

Cash Flows from Operating Activities:
Net loss	$(992,332)
Adjustments to reconcile net loss to net cash provided by operating activities:
Non-cash provisions:
Deferred rent	(19,132)
Depreciation and amortization	395,237
Amortization of deferred financing costs	39,425
Amortization of above- and below-market leases, net	(58,913)
Changes in operating assets and liabilities:
Rents and other receivables	(437,137)
Prepaid and other assets	(333,834)
Accounts payable and accrued liabilities	2,044,746
Other liabilities	92,506

Net cash provided by operating activities	730,566

Cash Flows from Investing Activities:
Purchase of real estate loan receivable	(12,949,510)
Advances on real estate loan receivable	(372,517)
Purchases of real estate	(119,007,347)

Net cash used by investing activities	(132,329,374)

Cash Flows from Financing Activities:
Distributions paid	(81,778)
Proceeds from notes payable	104,098,000
Payments on notes payable	(3,300,000)
Proceeds from repurchase agreement	7,278,593
Proceeds from note payable to affiliate	8,447,137
Payments on note payable to affiliate	(500,000)
Advances from affiliate	986,613
Deferred financing costs	(630,862)
Proceeds from sale of common stock	22,924,565
Commissions on stock sales and related dealer manager fees	(2,143,120)
Other offering costs	(1,295,565)

Net cash provided by financing activities	135,783,583

Net change in cash and cash equivalents	4,184,775
Cash and cash equivalents, beginning of period	200,000

Cash and cash equivalents, end of period	$4,384,775

Supplemental Disclosure of Cash Flow Information:
Interest paid	$527,619

Supplemental Disclosure of Non-Cash Financing Activities:
Distributions declared and unpaid	$106,884

See accompanying notes.

KBS REAL ESTATE INVESTMENT TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2006

(unaudited)

1. ORGANIZATION

KBS Realty Corporation was formed on June 13, 2005 as a Maryland corporation that intends to qualify as a real estate investment trust (“REIT”) beginning with the taxable year that will end December 31, 2006. On June 15, 2005, KBS Realty Corporation and KBS Real Estate Investment Trust, Inc., a Maryland corporation (“KBS REIT”), filed Articles of Merger (the “Articles of Merger”) with the State of Maryland. Pursuant to the Articles of Merger, KBS REIT was merged into KBS Realty Corporation with KBS Realty Corporation surviving the merger, and KBS Realty Corporation’s name was changed to KBS Real Estate Investment Trust, Inc. (the “Company”).

Prior to the merger, KBS Capital Advisors LLC (the “Advisor”) owned 20,000 shares of common stock of KBS REIT, which were all of the outstanding shares of KBS REIT. Pursuant to the Articles of Merger, the Advisor’s 20,000 shares in KBS REIT were converted on a one-for-one basis into shares of common stock of the Company. As of September 30, 2006, the Advisor owns 20,000 shares of the Company’s common stock.

As a result of the merger, the Company succeeded, without other transfer, to all of the rights and assets of KBS REIT. The Company also became subject to all of the debts and liabilities of KBS REIT in the same manner as if the Company itself had incurred those debts and liabilities. As of June 15, 2005, the effective date of the merger, the Company directly owned all of the interests in KBS REIT Holdings LLC, a Delaware limited liability company (“KBS REIT Holdings”). Also as of June 15, 2005, the Company became the sole general partner of and directly owned a 0.1% partnership interest in KBS Limited Partnership, a Delaware limited partnership (the “Operating Partnership”). KBS REIT Holdings owned the remaining 99.9% partnership interest in the Operating Partnership and was the sole limited partner of the Operating Partnership.

In connection with securing financing for a property acquisition, on June 29, 2006, KBS REIT Holdings transferred the majority of its partnership interests in the Operating Partnership to the Company. As a result of the transfer, KBS REIT Holdings retained a 1% partnership interest in the Operating Partnership and remained the sole limited partner of the Operating Partnership, and the Company, as sole general partner, became the direct owner of the remaining 99% partnership interest in the Operating Partnership. On July 5, 2006, the Company elected to treat KBS REIT Holdings as a taxable REIT subsidiary. The Company anticipates that it will conduct substantially all of its operations through the Operating Partnership.

The Company expects to invest in a diverse portfolio of real estate assets composed primarily of office, industrial and retail properties located throughout the United States. All such real estate assets may be acquired directly by the Company or the Operating Partnership, though the Company may invest in other entities that make similar investments. The Company also intends to make investments in mortgage loans and other real estate-related assets, including mezzanine debt, mortgage-backed securities and other similar structured finance investments. As of September 30, 2006, the Company, through wholly owned subsidiaries, owned two office properties and one mezzanine loan. See Note 3, “Real Estate,” and Note 4, “Real Estate Loan Receivable.”

KBS REAL ESTATE INVESTMENT TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

September 30, 2006

(unaudited)

1. ORGANIZATION (CONTINUED)

Subject to certain restrictions and limitations, the business of the Company is managed by the Advisor pursuant to an Advisory Agreement with the Company (the “Advisory Agreement”) in effect through November 8, 2007. The Advisory Agreement may be renewed for an unlimited number of one-year periods upon the mutual consent of the Advisor and the Company. Either party may terminate the Advisory Agreement upon 60 days’ written notice.

On June 23, 2005, the Company filed a registration statement on Form S-11 with the Securities and Exchange Commission (the “SEC”) to offer a minimum of 250,000 shares (the “Minimum Number of Shares”) and a maximum of 280,000,000 shares of common stock for sale to the public (the “Offering”), of which 80,000,000 shares would be offered pursuant to the Company’s dividend reinvestment plan. The SEC declared the Company’s registration statement effective on January 13, 2006 and the Company launched the Offering on January 27, 2006, upon retaining KBS Capital Markets Group LLC (the “Dealer Manager”), an affiliate of the Advisor, to serve as the dealer manager of the Offering. The Dealer Manager is responsible for marketing the Company’s shares in the Offering. The Company intends to use substantially all of the net proceeds from the Offering to invest in a diverse portfolio of real estate assets as described above.

As of July 5, 2006, the Company’s escrow agent had received approximately $5.45 million of gross proceeds to purchase 546,035 shares of common stock, an amount sufficient to satisfy the Minimum Number of Shares in the Offering. Through September 30, 2006, the Company had sold 2,296,074 shares for gross proceeds of $22,924,565.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of the Company, KBS REIT Holdings and the Operating Partnership. All significant intercompany balances and transactions are eliminated in consolidation. The financial statements of KBS REIT Holdings and the Operating Partnership are prepared using accounting policies consistent with those of the Company. The consolidated financial statements are prepared in accordance with the rules and regulations of the SEC, including the instructions to Form 10-Q and Article 10 of Regulation S-X. Certain information and footnote disclosures required by U.S. generally accepted accounting principles (“GAAP”) for complete financial statements have been condensed or omitted, although management believes the disclosures are adequate to make the information presented not misleading. In the opinion of management, the consolidated financial statements for the unaudited interim periods presented include all adjustments necessary to present a fair statement of the results for those periods. These consolidated financial statements should be read in conjunction with the balance sheet and notes thereto as of December 31, 2005 included in supplement no. 6 to the Company’s prospectus dated October 6, 2006.

KBS REAL ESTATE INVESTMENT TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

September 30, 2006

(unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could materially differ from those estimates.

Real Estate Assets

Costs related to the acquisition, development, construction and improvement of properties are capitalized. Repair and maintenance costs are charged to expense as incurred and significant replacements and betterments are capitalized. Repair and maintenance costs include all costs that do not extend the useful life of the real estate asset. The Company considers the period of future benefit of an asset to determine its appropriate useful life. The Company anticipates the estimated useful lives of its assets by class to be generally as follows:

Buildings	25-40 years
Building improvements	10-25 years
Land improvements	20-25 years
Tenants improvements	Lease term or expected useful life

Real Estate Purchase Price Allocation

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141 Business Combinations, the Company records above-market and below-market in-place lease values for acquired properties based on the present value (using an interest rate that reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The Company amortizes any capitalized above- or below-market lease values as an increase or reduction to rental income over the remaining non-cancelable terms of the respective leases.

The Company measures the aggregate value of other intangible assets acquired based on the difference between (i) the property valued with existing in-place leases adjusted to market rental rates and (ii) the property valued as if vacant. Management’s estimates of value are made using methods similar to those used by independent appraisers (e.g., discounted cash flow analysis). Factors considered by management in its analysis include an estimate of carrying costs during hypothetical expected lease-up periods considering current market conditions and costs to execute similar leases.

The Company also considers information obtained about each property as a result of its pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired. In estimating carrying costs, management also includes real estate taxes, insurance and

KBS REAL ESTATE INVESTMENT TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

September 30, 2006

(unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Real Estate Assets (Continued)

other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods. Management also estimates costs to execute similar leases including leasing commissions and legal and other related expenses to the extent that such costs are not already incurred in connection with a new lease origination as part of the transaction.

The total amount of other intangible assets acquired is further allocated to in-place lease values and customer relationship intangible values based on management’s evaluation of the specific characteristics of each tenant’s lease and the Company’s overall relationship with that respective tenant. Characteristics considered by management in allocating these values include the nature and extent of the Company’s existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals (including those existing under the terms of the lease agreement), among other factors.

The Company amortizes the value of in-place leases to expense over the initial term of the respective leases. The value of customer relationship intangibles are amortized to expense over the initial term and any renewal periods in the respective leases, but in no event do the amortization periods for the intangible assets exceed the remaining depreciable life of the building. Should a tenant terminate its lease, the unamortized portion of the in-place lease value and customer relationship intangibles would be charged to expense.

Impairment of Real Estate Assets

The Company continually monitors events and changes in circumstances that could indicate that the carrying amounts of its real estate assets may not be recoverable. When indicators of potential impairment suggest that the carrying value of a real estate asset may not be recoverable, the Company assesses the recoverability of the asset by estimating whether the Company will recover the carrying value of the asset through its undiscounted future cash flows and its eventual disposition. If based on this analysis the Company does not believe that it will be able to recover the carrying value of the asset, the Company records an impairment loss to the extent that the carrying value exceeds the estimated fair value of the asset. There were no impairment losses recorded by the Company during the three and nine months ended September 30, 2006.

KBS REAL ESTATE INVESTMENT TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

September 30, 2006

(unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Real Estate Loan Receivable

The real estate loan receivable is recorded at cost, adjusted for net closing costs. The real estate loan receivable is reviewed for potential impairment at each balance sheet date. A loan receivable is considered impaired when it becomes probable, based on current information, that the Company will be unable to collect all amounts due according to the loan’s contractual terms. The amount of impairment, if any, is measured by comparing the recorded amount of the loan receivable to the present value of the expected cash flows or the fair value of the collateral. If a loan was deemed to be impaired, the Company would record a reserve for loan losses through a charge to income for any shortfall. To date, no such impairment charges have been recognized.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents may include cash and short-term investments. Short-term investments are stated at cost, which approximate fair value. The Operating Partnership’s account balance exceeds federally insurable limits. The Company mitigates this risk by depositing funds with a major financial institution. There are no restrictions on the use of the Company’s cash as of September 30, 2006.

Rents and Other Receivables

The Company periodically evaluates the collectibility of amounts due from tenants and maintains an allowance for doubtful accounts for estimated losses resulting from the inability of tenants to make required payments under lease agreements. The Company maintains an allowance for deferred rent receivable that arises from the straight-lining of rents when deemed necessary. The Company exercises judgment in establishing these allowances and considers payment history and current credit status in developing these estimates.

Redeemable Common Stock

The Company’s share redemption program limits all redemptions during any calendar year to those that the Company could purchase with the net proceeds from the sale of shares under its dividend reinvestment plan during the prior calendar year. As the use of the proceeds for redemptions is outside the Company’s control, they are considered to be temporary equity under Accounting Series Release No. 268, Presentation in Financial Statements of Redeemable Preferred Stock. Therefore, the Company has included an amount equal to the net proceeds from shares issued through the Company’s dividend reinvestment plan in the current calendar year as redeemable common stock in the accompanying consolidated financial statements as of September 30, 2006.

KBS REAL ESTATE INVESTMENT TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

September 30, 2006

(unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Redeemable Common Stock (Continued)

The Company has adopted SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity (“SFAS 150”), which requires, among other things, that financial instruments that represent a mandatory obligation of the Company to repurchase shares be classified as liabilities and reported at settlement value. The Company’s redeemable common shares are contingently redeemable at the option of the holder. As such, SFAS 150 is not applicable until such shares are tendered for redemption by the holder, at which time the Company will reclassify such obligations from mezzanine equity to a liability based upon their respective settlement values. As of September 30, 2006, no shares had been tendered for redemption.

Organization, Offering and Related Costs

Organization and offering costs (other than selling commissions and the dealer manager fee) of the Company are initially being paid by the Advisor, the Dealer Manager and their affiliates on behalf of the Company. These other organization and offering costs include all expenses to be paid by the Company in connection with the Offering, including but not limited to (i) legal, accounting, printing, mailing and filing fees; (ii) charges of the escrow holder; (iii) reimbursement of the Dealer Manager for amounts it may pay to reimburse the bona fide diligence expenses of broker-dealers; (iv) reimbursement to the Advisor for the salaries of its employees and other costs in connection with preparing supplemental sales materials; (v) the cost of educational conferences held by the Company (including the travel, meal and lodging costs of registered representatives of broker-dealers); and (vi) reimbursement to the Dealer Manager for travel, meals, lodging and attendance fees incurred by employees of the Dealer Manager to attend retail seminars conducted by broker-dealers. Pursuant to the Advisory Agreement and the Dealer Manager Agreement, the Company is obligated to reimburse the Advisor, the Dealer Manager or their affiliates, as applicable, for organization and offering costs associated with the Offering, provided that the Advisor is obligated to reimburse the Company to the extent selling commissions, the dealer manager fee and other organization and offering costs exceed 15% of gross offering proceeds. As of September 30, 2006, the Advisor and its affiliates have incurred on behalf of the Company organization and offering costs (excluding selling commissions and the dealer manager fee) of $3,560,275. These costs are only a liability of the Company to the extent selling commissions, the dealer manager fee and other organization and offering costs do not exceed 15% of the gross proceeds of the Offering. The Company had no obligation to reimburse the Advisor, the Dealer Manager or their affiliates for any organization and offering costs unless the Company sold the Minimum Number of Shares in the Offering. The Company broke escrow in the Offering on July 5, 2006. Through September 30, 2006, the Company had sold 2,296,074 shares for gross offering proceeds of $22,924,565 and recorded organization and offering costs of $1,295,565 and selling commissions and dealer manager fees of $2,143,120. Organization costs are expensed as incurred, and offering costs, which include selling commissions and dealer manager fees, are charged to stockholders’ equity as such amounts are reimbursed from the gross proceeds of the Offering.

KBS REAL ESTATE INVESTMENT TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

September 30, 2006

(unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition

The Company recognizes minimum rent, including rental abatements and contractual fixed increases attributable to operating leases, on a straight-line basis over the term of the related lease and amounts expected to be received in later years are recorded as deferred rents. The Company records property operating expense reimbursements due from tenants for common area maintenance, real estate taxes and other recoverable costs in the period the related expenses are incurred.

The Company recognizes gains on sales of real estate pursuant to the provisions of SFAS No. 66 Accounting for Sales of Real Estate (“SFAS 66”). The specific timing of a sale is measured against various criteria in SFAS 66 related to the terms of the transaction and any continuing involvement in the form of management or financial assistance associated with the property. If the criteria for profit recognition under the full-accrual method are not met, the Company defers gain recognition and accounts for the continued operations of the property by applying the deposit, installment or cost recovery methods, as appropriate, until the appropriate criteria are met.

Interest income from loan receivable is recognized based on the contractual terms of the debt instrument. Fees related to the buydown of the interest rate are deferred as prepaid interest income and amortized over the term of the loan as an adjustment to interest income. Closing costs related to the purchase of the loan receivable are amortized over the term of the loan and accreted as an adjustment against interest income.

General and Administrative Expenses

General and administrative expenses, totaling $406,881 and $871,018, for the three and nine months ended September 30, 2006, respectively, consisted primarily of insurance premiums, independent director fees and professional fees. To the extent included in the definition of total operating expenses (as set forth in Note 9), general and administrative expenses are an operating expense of the Company that is subject to the operating expense reimbursement obligation of the Advisor discussed in Note 9. Pursuant to the operating expense reimbursement obligation, the Advisor will reimburse the Company at the end of any fiscal quarter for total operating expenses that in the four consecutive fiscal quarters then ended exceed the greater of 2% of its average invested assets or 25% of its net income for the year, unless the conflicts committee of the Company’s board of directors determines that such excess expenses are justified based on unusual and non-recurring factors.

Independent Director Compensation

The Company pays each of its independent directors an annual retainer of $25,000. In addition, the independent directors are paid for attending meetings as follows: (i) $2,500 for each board meeting attended, (ii) $2,000 for each committee meeting attended (except that the committee chairman is paid $3,000 for each meeting attended), (iii) $1,000 for each teleconference board meeting attended, and

KBS REAL ESTATE INVESTMENT TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

September 30, 2006

(unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Independent Director Compensation (Continued)

(iv) $1,000 for each teleconference committee meeting attended (except that the committee chairman is paid $3,000 for each teleconference committee meeting attended). All directors also receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors. At September 30, 2006, independent director fees payable were $48,250. The Company accrued for these fees and recorded them as general and administrative expense in the accompanying financial statements of the Company. Director compensation is an operating expense of the Company that is subject to the operating expense reimbursement obligation of the Advisor discussed in Note 9. Pursuant to the operating expense reimbursement obligation, the Advisor will reimburse the Company at the end of any fiscal quarter for total operating expenses (as defined in Note 9) that in the four consecutive fiscal quarters then ended exceed the greater of 2% of its average invested assets or 25% of its net income for the year, unless the conflicts committee of the Company’s board of directors determines that such excess expenses are justified based on unusual and non-recurring factors.

Income Taxes

The Company intends to elect to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, and intends to operate as such beginning with its taxable year ending December 31, 2006. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of the Company’s annual REIT taxable income to stockholders (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). As a REIT, the Company generally will not be subject to federal income tax on income that it distributes to stockholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income tax on its taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification is lost, unless the Internal Revenue Service grants the Company relief under certain statutory provisions. Such an event could materially adversely affect the Company’s net income and net cash available for distribution to stockholders. However, the Company intends to organize and operate in such a manner as to qualify for treatment as a REIT. The Company was not a REIT for its 2005 taxable year.

The Company has elected to treat KBS REIT Holdings as a taxable REIT subsidiary, and KBS REIT Holdings will be subject to federal income tax at regular corporate income tax rates. KBS REIT Holdings is the sole limited partner of the Operating Partnership and owns a 1% ownership interest in the Operating Partnership. As a result, KBS REIT Holdings will be taxed on income allocable to it from the Operating Partnership in respect of its limited partnership interest.

KBS REAL ESTATE INVESTMENT TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

September 30, 2006

(unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Per Share Data

Loss per basic share of common stock is calculated by dividing net loss by the weighted-average number of shares of common stock issued and outstanding during such period. Diluted loss per share of common stock equals basic loss per share of common stock as there were no potentially dilutive shares of common stock for the three and nine months ended September 30, 2006.

Dividends declared per common share assumes the share was issued and outstanding each day during the period from July 18, 2006 through September 30, 2006 and is based on a daily dividend for the period of $0.0019178 per share per day. Each day during the period from July 18, 2006 through September 30, 2006 was a record date for dividends.

Recently Issued Accounting Standards

In July 2006, the Financial Accounting Standards Board (the “FASB”) issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). This interpretation, among other things, creates a two step approach for evaluating uncertain tax positions. Recognition (step one) occurs when an enterprise concludes that a tax position, based solely on its technical merits, is more-likely-than-not to be sustained upon examination. Measurement (step two) determines the amount of benefit that more-likely-than-not will be realized upon settlement. Derecognition of a tax position that was previously recognized would occur when a company subsequently determines that a tax position no longer meets the more-likely-than-not threshold of being sustained. FIN 48 specifically prohibits the use of a valuation allowance as a substitute for derecognition of tax positions, and it has expanded disclosure requirements. FIN 48 is effective for fiscal years beginning after December 15, 2006, in which the impact of adoption should be accounted for as a cumulative-effect adjustment to the beginning balance of retained earnings. The Company is evaluating FIN 48 and has not yet determined the impact the adoption will have on the consolidated financial statements.

3. REAL ESTATE

The Company, through its wholly owned subsidiaries, has acquired two properties, both of which were acquired during the three months ended September 30, 2006.

KBS REAL ESTATE INVESTMENT TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

September 30, 2006

(unaudited)

3. REAL ESTATE (CONTINUED)

Sabal Pavilion Building

On July 7, 2006, the Company, through an indirect wholly owned subsidiary, purchased a four-story office building containing 120,500 rentable square feet (the “Sabal Pavilion Building”) from an unaffiliated seller. The Sabal Pavilion Building is located on an 11.9-acre parcel of land at 3620 Queen Palm Drive in Tampa, Florida. The purchase price of the Sabal Pavilion Building was approximately $24,250,000 plus closing costs. The acquisition was funded from a $14,700,000 fixed rate loan secured by the Sabal Pavilion Building, a $4,898,000 mezzanine loan secured by a 100% equity interest in the Company’s wholly owned subsidiary that holds title to the property, and a $5,572,137 advance under a loan from an affiliate of the Company (Note 8).

Plaza in Clayton

On September 27, 2006, the Company purchased the Plaza in Clayton, a 16-story office building containing 325,172 rentable square feet, from an unaffiliated seller. The Plaza in Clayton is located on a 2.31-acre parcel of land at 190 Carondelet Plaza in St. Louis, Missouri (which parcel includes a condominium tower that is not the subject of the purchase and sale agreement). The purchase price of the Plaza in Clayton was approximately $93,281,000 plus closing costs. The acquisition was funded from a $62,200,000 fixed rate loan secured by the Plaza in Clayton, a $22,300,000 mezzanine loan secured by a 100% equity interest in the Company’s wholly owned subsidiary that holds title to the property and with proceeds from the Offering.

4. REAL ESTATE LOAN RECEIVABLE

Tribeca Mezzanine Loan

On July 18, 2006, the Company purchased a $15,896,000 junior mezzanine loan (the “Tribeca Mezzanine Loan”) from an unaffiliated seller. The purchase price of the Tribeca Mezzanine Loan was $12,949,510 plus closing costs, which was the amount funded to the borrower under the loan to date. The acquisition was funded with proceeds of $7,122,231 from a repurchase agreement with a third-party lender, a $2,875,000 advance under a loan from an affiliate of the Company (Note 8) and with proceeds from the Offering.

KBS REAL ESTATE INVESTMENT TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

September 30, 2006

(unaudited)

4. REAL ESTATE LOAN RECEIVABLE (CONTINUED)

Tribeca Mezzanine Loan (Continued)

After the closing, the Company remained obligated to fund an additional $2,946,490 under the loan for future costs related to the conversion of the building. As of September 30, 2006, the Company had funded $372,517 of these costs of which $156,362 was financed by the repurchase agreement with a third-party lender.

The Tribeca Mezzanine Loan bears interest at a variable rate equal to one month LIBOR plus 850 basis points, provided that at no time shall the interest rate exceed 13.25%. At September 30, 2006, the one month LIBOR rate was 5.32%. The Tribeca Mezzanine Loan has an initial maturity date of March 1, 2008 with a one-year extension option subject to certain conditions. Prior to maturity, the borrower under the Tribeca Mezzanine Loan is required to make monthly interest-only payments to the Company, with the outstanding principal balance being due at maturity. Prior to satisfaction of the loan, the borrower must pay the Company an amount that brings the annualized internal rate of return on the Tribeca Mezzanine Loan to 25%. The Tribeca Mezzanine Loan is being used to fund future costs related to the conversion of an eight-story loft building into a 10-story condominium building located in New York, New York (the “Tribeca Building”). As of September 30, 2006, the Tribeca Mezzanine Loan is subordinate to approximately $92,000,000 of senior indebtedness on the Tribeca Building.

5. RENTS AND OTHER RECEIVABLES

As of September 30, 2006, rents and other receivables were as follows:

Interest receivable	$145,808
Deferred rent	19,132
Tenant receivables	291,329

Total	$456,269

6. PREPAID AND OTHER ASSETS

As of September 30, 2006, prepaid and other assets were as follows:

Deferred financing costs, net of accumulated amortization of $39,425	$591,437
Prepaid insurance	83,586
Other assets	250,248

Total	$925,271

KBS REAL ESTATE INVESTMENT TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

September 30, 2006

(unaudited)

7. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

As of September 30, 2006, accounts payable and accrued liabilities were as follows:

Accounts payable and other accrued liabilities	$581,722
Accrued property taxes	1,323,170
Accrued interest expense	139,854
Dividends payable	106,884

Total	$2,151,630

8. NOTES PAYABLE AND OTHER FINANCIAL INSTRUMENTS

Notes payable and other financial instruments consist of the following as of September 30, 2006:

	September 30, 2006	Effective Interest Rate for Period	Fixed/ Variable Interest Rate	Maturity(1)
Sabal Pavilion Building – Mortgage Loan	$14,700,000	6.38%	Fixed	August 1, 2036
Sabal Pavilion Building – Mezzanine Loan(2)	1,598,000	7.60%	Variable	January 7, 2007
Plaza in Clayton – Mortgage Loan	62,200,000	5.90%	Fixed	October 6, 2016
Plaza in Clayton – Mezzanine Loan(3)	22,300,000	6.82%	Variable	October 6, 2016

Notes payable	100,798,000
Note payable to affiliate (4)	7,947,137	6.00%	Fixed	July 6, 2008
Tribeca Mezzanine Loan – Repurchase Agreement(5)	7,278,593	7.34%	Variable	July 17, 2007

	$116,023,730

(1)	Represents initial maturity date; subject to certain conditions, the maturity dates of some loans may be extended.
(2)	Secured by 100% equity interest in the subsidiary that holds title to the Sabal Pavilion Building. Bears interest at a variable rate equal to 30-day LIBOR plus 225 basis points. On October 5, 2006, the Company paid off the principal amount outstanding under the loan.
(3)	Mezzanine loan secured by a 100% equity interest in the subsidiary that holds title to the Plaza in Clayton. The interest rate for the first full eight months is 30-day LIBOR plus 150 basis points and for the next four months is 30-day LIBOR plus 250 to 350 basis points depending upon the outstanding balance on the debt. After the first twelve months, the interest rate increases on a sliding scale of LIBOR plus 500 basis points to LIBOR plus 1000 basis points, depending on the period of time the debt is outstanding. The full amount of the mezzanine loan has been guaranteed by the Operating Partnership.

KBS REAL ESTATE INVESTMENT TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

September 30, 2006

(unaudited)

8. NOTES PAYABLE AND OTHER FINANCIAL INSTRUMENTS (CONTINUED)

(4)	Note payable to affiliate, KBS Holdings LLC, a limited liability company that is wholly owned by the Company’s sponsors. Pursuant to the promissory note entered in connection with this loan, the Company agreed to repay any advances, up to an aggregate principal amount of $10,000,000, plus any interest on the unpaid principal advanced under the note, by July 6, 2008. KBS Holdings may, upon written demand, require the Company to prepay outstanding amounts under the promissory note, in whole or in part, provided that funds are available from the proceeds of the Offering. Pursuant to the promissory note, funds are deemed available from the Offering if the Company has not used or become contractually obligated to use such proceeds for another purpose, including the repayment of third-party debt related to the properties or other assets the Company acquires. The promissory note is unsecured. The unpaid principal under the promissory note bears simple interest from the date advanced at the rate of 6% per annum. On October 27, 2006, the Company paid off the principal and interest outstanding under the note.
(5)	The Company entered into a repurchase agreement with a financial institution to finance the purchase of the Tribeca Mezzanine Loan. Under this agreement, the Company sold the Tribeca Mezzanine Loan to the financial institution and agreed to repurchase the Tribeca Mezzanine Loan on a date certain at a repurchase price generally equal to the original sales price plus accrued but unpaid interest. The financial institution purchased the Tribeca Mezzanine Loan, which was financed under the repurchase agreement, at a percentage of the asset’s value on the date of origination, which is the purchase rate, and the Company will pay interest to the financial institution at one-month LIBOR plus 200 basis points. For financial reporting purposes, the Company characterizes all of the borrowing under the repurchase agreement as balance sheet financing. The obligations under this financing are guaranteed by the Company and by Charles J. Schreiber, Jr., Peter M. Bren, Peter McMillan III and Keith D. Hall, who are the Company’s sponsors and each of whom is one of the Company’s officers and/or directors. This guarantee will expire as to the foregoing individuals once the Company has received capital contributions of $25 million or more in the Offering and provided the Company’s consolidated debt to equity ratio does not exceed 2:1. The loan was paid in full on December 27, 2006.

During the nine months ended September 30, 2006, the Company incurred $706,898 of interest expense of which $139,854 was payable at September 30, 2006. The Company also incurred $39,425 of amortization of deferred financing costs, which is included in interest expense for the nine months ended September 30, 2006.

The following is a schedule of maturities for all notes payable and other financing instruments at September 30, 2006:

2006	$—
2007	8,876,593
2008	7,947,137
2009	—
2010	—
Thereafter	99,200,000

$116,023,730

KBS REAL ESTATE INVESTMENT TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

September 30, 2006

(unaudited)

9. RELATED PARTY TRANSACTIONS

Fees to Affiliates

The Company entered into an Advisory Agreement with the Advisor that is in effect through November 8, 2007. On January 27, 2006, upon the launch of the Offering, the Company executed a Dealer Manager Agreement with the Dealer Manager. These agreements entitle the Advisor and the Dealer Manager to specified fees upon the provision of certain services with regard to the Offering and the investment of funds in real estate assets, among other services, as well as reimbursement of organization and offering costs incurred by the Advisor, the Dealer Manager and their affiliates on behalf of the Company (as discussed in Note 2) and certain costs incurred by the Advisor in providing services to the Company.

Pursuant to the terms of the agreements described above, the Company has incurred the following related-party costs for the three and nine months ended September 30, 2006:

	Three Months Ended September 30, 2006	Nine Months Ended September 30, 2006
Selling commissions (1)	$1,028,170	$1,342,326
Dealer-manager fees (1)	611,757	800,794
Asset-management fees	71,348	71,348
Acquisition fees (2)	985,345	985,345
Reimbursements of organization and offering costs (1)	998,506	1,295,565
Reimbursement of operating expenses	2,522	211,688

	$3,697,648	$4,707,066

(1)	Commissions, dealer-manager fees and reimbursements of organization and offering costs are charged against stockholders’ equity in the accompanying consolidated balance sheets.
(2)	Acquisition fees for the Sabal Pavilion Building and the Plaza in Clayton purchases are capitalized as part of building costs in the accompanying consolidated balance sheets. The acquisition fee for the Tribeca Mezzanine Loan is capitalized as other assets in the accompanying consolidated balance sheets and amortized over the life of the loan.

The Company had granted no stock-based compensation awards and it had not incurred any disposition fees, subordinated participation in net cash flows, or subordinated incentive listing fees during the three or nine months ended September 30, 2006.

KBS REAL ESTATE INVESTMENT TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

September 30, 2006

(unaudited)

9. RELATED PARTY TRANSACTIONS (CONTINUED)

Form of Compensation	Amount
Selling Commission

The Company pays the Dealer Manager up to 6% of the gross offering proceeds (3% for sales of shares under the dividend reinvestment plan) before reallowance of commissions earned by participating broker-dealers. The Dealer Manager reallows 100% of commissions earned to participating broker-dealers.

Assuming all shares are sold at the highest possible selling commissions (with no discounts to any categories of purchasers) and a $9.50 price for each share sold through the dividend reinvestment plan, estimated selling commissions are approximately $150,000 if the Company sells the minimum of 250,000 shares and approximately $142,800,000 if the Company sells the maximum of 280,000,000 shares.

Dealer Manager Fee

The Company pays the Dealer Manager 3.5% of gross offering proceeds. No dealer manager fee is payable on shares sold under the dividend reinvestment plan. The Dealer Manager may reallow to any participating broker-dealer up to 1% of the gross offering proceeds attributable to that participating broker-dealer as a marketing fee.

The estimated dealer manager fee is approximately $87,500 if the Company sells the minimum of 250,000 shares and approximately $70,000,000 if the Company sells the maximum of 280,000,000 shares.

KBS REAL ESTATE INVESTMENT TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

September 30, 2006

(unaudited)

9. RELATED PARTY TRANSACTIONS (CONTINUED)

Form of Compensation	Amount
Reimbursement of Organization and Offering Expenses

The Company reimburses the Advisor or its affiliates for organization and offering expenses (as discussed in Note 2) incurred by the Advisor or its affiliates on behalf of the Company to the extent that reimbursement would not cause selling commissions, the dealer manager fee and the other organization and offering expenses borne by the Company to exceed 15% of gross offering proceeds as of the date of reimbursement.

The Company estimates organization and offering costs of approximately $137,500 if the Company sells the minimum of 250,000 shares and approximately $22,400,000 if the Company sells the maximum of 280,000,000 shares.

Acquisition Fee	The Company pays the Advisor 0.75% of the cost of investments acquired, including acquisition expenses and any debt attributable to such investments.

Asset Management Fee*	The Company pays the Advisor a monthly asset management fee equal to one-twelfth of 0.75% of the sum of the cost of all real estate investments the Company owns and of the Company’s investments in joint ventures, including acquisition fees, acquisition expenses and any debt attributable to such investments. The Advisor deferred its asset management fee, without interest, for the months of July, August and September 2006 but may choose to take the deferred asset management fee in such future period as the Advisor may determine.

Reimbursement of Operating Expenses*	The Company reimburses the expenses incurred by the Advisor or its affiliates in connection with their provision of services to the Company, including the Company’s allocable share of the Advisor’s overhead, such as rent, personnel costs, utilities and IT costs. However, the Company does not reimburse the Advisor or its affiliates for personnel costs in connection with services for which the Advisor or its affiliates receive acquisition fees or disposition fees.

KBS REAL ESTATE INVESTMENT TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

September 30, 2006

(unaudited)

9. RELATED PARTY TRANSACTIONS (CONTINUED)

Form of Compensation	Amount
Stock-based Compensation Awards*	The Company may issue stock-based awards to affiliates of the Advisor.

Disposition Fee	For substantial assistance in connection with the sale of properties or other investments, the Company will pay the Advisor or its affiliate a disposition fee of 1% of the contract sales price of the properties or other investments sold. However, in no event may the real estate commissions paid to the Advisor, its affiliates and unaffiliated third parties exceed 6% of the contract sales price of the properties or other investments sold.

Subordinated Participation in Net Cash Flows*	After investors receive a return of their net capital contributions and an 8.0% per year cumulative, noncompounded return, the Advisor is entitled to receive 15.0% of the net cash flows produced by the Company, whether from continuing operations, net sale proceeds or otherwise.

Subordinated Incentive Listing Fee	Upon listing the Company’s common stock on a national securities exchange or the Nasdaq National Market, the Advisor or its affiliates will receive 15% of the amount by which (1) the market value of the Company’s outstanding stock plus distributions paid by the Company prior to listing exceeds (2) the sum of invested capital and the amount of cash flow necessary to generate an 8.0% per year cumulative, noncompounded return to stockholders.

*	The Advisor will reimburse the Company at the end of any fiscal quarter for total operating expenses that in the four consecutive fiscal quarters then ended exceed the greater of 2% of its average invested assets or 25% of its net income for such year, unless the conflicts committee of the Company’s board of directors has determined that such excess expenses were justified based on unusual and non-recurring factors. “Average invested assets” means the average monthly book value of the Company’s assets during the 12-month period before deducting depreciation, bad debts or other non-cash reserves. “Total operating expenses” means all expenses paid or incurred by the Company, as determined under GAAP, that are in any way related to the Company’s operation, including advisory fees, but excluding (a) the expenses of raising capital such as organization and offering expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of the Company’s stock; (b) interest payments; (c) taxes; (d) non-cash expenditures such as depreciation,

KBS REAL ESTATE INVESTMENT TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

September 30, 2006

(unaudited)

9. RELATED PARTY TRANSACTIONS (CONTINUED)

amortization and bad debt reserves; (e) reasonable incentive fees based on the gain in the sale of the Company’s assets; and (f) acquisition fees, acquisition expenses (including expenses relating to potential acquisitions that the Company does not close), real estate commissions on the resale of property and other expenses connected with the acquisition, disposition, management and ownership of real estate interests, mortgage loans or other property (including the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property). To the extent the Advisor receives the fee described above at “Subordinated Participation in Net Cash Flows” and such fee is derived from cash flows other than net sales proceeds, that fee may be limited by the restriction on “total operating expenses.” In addition, stock-based awards treated as an expense under GAAP will count toward the restriction on “total operating expenses.”

Due to Affiliates

Advances from Advisor

In order that the Company’s investors could begin earning cash dividends, the Advisor agreed to advance funds to the Company equal to the amount by which the cumulative amount of distributions declared by the Company from January 1, 2006 through the period ending January 31, 2007 exceeds the amount of the Company’s Funds From Operations (as defined by NAREIT) from January 1, 2006 through January 31, 2007. The Advisor agreed that the Company will only be obligated to reimburse the Advisor for these expenses if and to the extent that the Company’s cumulative funds from operations for the period commencing January 1, 2006 through the date of any such reimbursement exceed the lesser of (i) the cumulative amount of any distributions declared and payable to the Company’s stockholders as of the date of such reimbursement or (ii) an amount that is equal to a 7.0% cumulative, non-compounded, annual return on invested capital for the Company’s stockholders for the period from July 18, 2006 through the date of such reimbursement. No interest will accrue on the advance being made by the Advisor. At September 30, 2006, the Advisor had advanced $188,662, all of which is outstanding, to the Company for the payment of distributions. In addition, the Advisor advanced $711,338 to the Company to cover its expenses, excluding depreciation and amortization, in excess of its revenues. These advances for cash dividends and expenses in excess of revenues total $900,000 and are included in due to affiliates on the accompanying balance sheet at September 30, 2006.

Other

In addition, the remaining $86,613 in due to affiliates relates to $71,348 of deferred asset-management fees, $9,690 of general and administrative expenses, and $5,575 of offering costs paid by an affiliate on behalf of the Company.

KBS REAL ESTATE INVESTMENT TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

September 30, 2006

(unaudited)

9. RELATED PARTY TRANSACTIONS (CONTINUED)

Note Payable to Affiliate

As discussed in Note 8, at September 30, 2006, the Company had a note payable to KBS Holdings for $7,947,137. The proceeds from this note payable were used to fund acquisitions. This note payable was paid in full on October 27, 2006.

10. PRO FORMA FINANCIAL INFORMATION

The following table summarizes, on an unaudited pro forma basis, the combined results of operations of the Company for the three and nine months ended September 30, 2006 and 2005 as if all the Company’s acquisitions from January 1, 2006 to September 30, 2006 were completed as of January 1, 2005. This unaudited pro forma information does not purport to represent what the actual results of operations of the Company would have been had these acquisitions occurred as of January 1, 2005, nor do they purport to predict the results of operations for future periods.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2006	2005	2006	2005
Revenues	$3,981,159	$3,751,111	$11,721,136	$11,324,933
Net loss	$(1,178,439)	$(838,226)	$(3,051,776)	$(1,793,398)
Loss per common share, basic and diluted	$(0.73)	$(0.53)	$(1.89)	$(1.13)
Weighted-average number of common shares outstanding	1,613,967	1,580,603	1,613,967	1,580,603

11. COMMITMENTS AND CONTINGENCIES

Economic Dependency

The Company is dependent on the Advisor and the Dealer Manager for certain services that are essential to the Company, including the sale of the Company’s shares of common and preferred stock available for issue; the identification, evaluation, negotiation, purchase and disposition of properties and other investments; management of the daily operations of the Company’s real estate portfolio; and other general and administrative responsibilities. In the event that these companies are unable to provide the respective services, the Company will be required to obtain such services from other sources.

Concentration of Credit Risk

The loan receivable acquired by the Company, the Tribeca Mezzanine Loan, is in the form of a subordinated mezzanine loan secured by a pledge of the ownership interests of an entity that indirectly owns the real property. This type of investment involves a higher degree of risk relative to a long-term

KBS REAL ESTATE INVESTMENT TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

September 30, 2006

(unaudited)

11. COMMITMENTS AND CONTINGENCIES (CONTINUED)

Concentration of Credit Risk (Continued)

senior mortgage secured by the underlying real property because the investment may become unsecured as a result of foreclosure by the senior lender. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, the Company may not have full recourse to the assets of such entity, or the assets of the entity may not be sufficient to satisfy the loan.

The Tribeca Mezzanine Loan is being used to fund costs associated with the conversion of an eight-story loft building into a 10-story condominium building, which condominium units will be sold upon completion of the conversion. Proceeds from the sale of condominium units will be used to repay all borrowings related to the conversion project. The Tribeca Mezzanine Loan is subordinate to a $100,000,000 mortgage loan on the conversion building and a $25,000,000 first mezzanine loan of which approximately $92,000,000 is outstanding as of September 30, 2006. The inability of the borrower under the Tribeca Mezzanine Loan to complete the conversion of the building and/or sell the condominium units could have a material adverse effect on the Company’s ability to realize the repayment of the loan and the accrued interest.

Environmental

As an owner of real estate, the Company is subject to various environmental laws of federal, state and local governments. Compliance with existing environmental laws has not had a material adverse effect on the Company’s financial condition and results of operations as of September 30, 2006.

Legal Matters

The Company is subject to various claims, lawsuits and complaints arising during the ordinary course of business, none of which, in the opinion of management, is expected to have a material adverse effect on the Company’s consolidated financial position or consolidated results of operations.

12. SUBSEQUENT EVENTS

Status of the Offering

As of January 3, 2007, the Company had accepted aggregate gross offering proceeds of approximately $116.5 million in its Offering.

KBS REAL ESTATE INVESTMENT TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

September 30, 2006

(unaudited)

12. SUBSEQUENT EVENTS (CONTINUED)

Distributions Declared

On October 18, 2006, the Company’s board of directors declared a daily dividend for the period from November 1, 2006 through November 30, 2006, which dividend was paid in December 2006. On November 8, 2006, the Company’s board of directors declared a daily dividend for the period from December 1, 2006 through December 31, 2006, which dividend will be paid in January 2007, and a daily dividend for the period from January 1, 2007 through January 31, 2007, which dividend will be paid in February 2007. Investors may choose to receive cash distributions or purchase additional shares through the Company’s dividend reinvestment plan.

The dividends will be calculated based on stockholders of record each day during the period at a rate of $0.0019178 per share per day and will equal a daily amount that, if paid each day for a 365-day period, would equal a 7.0% annualized rate based on a purchase price of $10.00 per share. The Advisor has agreed to advance funds to the Company equal to the amount by which the cumulative amount of distributions declared by the Company from January 1, 2006 through the period ending January 31, 2007 exceeds the amount of the Company’s Funds From Operations (as defined by NAREIT) from January 1, 2006 through January 31, 2007, see Note 9 “Related Party Transactions – Due to Affiliates – Advances from Advisor.”

Acquisitions

Southpark Commerce Center II Buildings

On November 21, 2006, the Company, through an indirect wholly owned subsidiary, purchased four light industrial/flex buildings containing 372,125 rentable square feet (the “Southpark Commerce Center II Buildings”) from an unaffiliated seller. The Southpark Commerce Center II Buildings are located on an approximate 26-acre parcel of land at 4509 Freidrich Lane in Austin, Texas. The purchase price of the Southpark Commerce Center II Buildings was $28,400,000 plus closing costs.

In connection with the acquisition of the Southpark Commerce Center II Buildings, the Company obtained an $18,000,000 fixed rate mortgage loan from a financial institution. The loan matures on December 6, 2016 and bears interest at a fixed rate of 5.6725% per annum. This loan is secured by the Southpark Commerce Center II Buildings. Also in connection with the acquisition of the Southpark Commerce Center II Buildings, the Company obtained a $5,200,000 mezzanine loan from a financial institution secured by a 100% equity interest in the wholly owned subsidiary that holds title to the property. This loan matures on December 6, 2007 and bears interest at a variable rate. The interest rate for the first full eight months is 30-day LIBOR plus 150 basis points and thereafter is 30-day LIBOR plus 250 to 350 basis points depending upon the outstanding balance of the debt.

KBS REAL ESTATE INVESTMENT TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

September 30, 2006

(unaudited)

12. SUBSEQUENT EVENTS (CONTINUED)

Acquisitions (Continued)

825 University Avenue Building

On December 5, 2006, the Company, through an indirect wholly owned subsidiary, purchased a one and two story corporate research building containing 166,574 rentable square feet (the “825 University Building”) from an unaffiliated seller. The 825 University Building is located on an approximate 19-acre parcel of land at 825 University Avenue in Norwood, Massachusetts. The purchase price of the 825 University Building was $28,800,000 plus closing costs.

In connection with the acquisition of the 825 University Building, the Company obtained a $19,000,000 fixed rate mortgage loan from a financial institution. The loan matures on December 6, 2013 and bears interest at a fixed rate of 5.591% per annum. This loan is secured by the 825 University Building. Also in connection with the acquisition of the 825 University Building, the Company obtained a $5,600,000 mezzanine loan from a financial institution secured by a 100% equity interest in the wholly owned subsidiary that holds title to the property. This loan matures on December 6, 2007 and bears interest at a variable rate. The interest rate for the first full eight months is 30-day LIBOR plus 150 basis points and thereafter is 30-day LIBOR plus 250 to 350 basis points depending upon the outstanding balance of the debt.

Midland Industrial Portfolio

On December 22, 2006, the Company, through an indirect wholly owned subsidiary, purchased three bulk distribution buildings containing 785,790 rentable square feet (the “Midland Industrial Portfolio”) from an unaffiliated seller. The Midland Industrial Portfolio is located on three parcels of land at 90 King Mill Road (approximately 15 acres), 197 King Mill Road (approximately 16 acres) and 220 Midland Court (approximately 7 acres) in McDonough, Georgia. The purchase price of the Midland Industrial Portfolio was $37,100,000 plus closing costs.

In connection with the acquisition of the Midland Industrial Portfolio, the Company obtained a $24,050,000 fixed rate mortgage loan from a financial institution. The loan matures on January 6, 2011 and bears interest at a fixed rate of 5.755% per annum for the first two years and 5.855% thereafter. Monthly installments on the loan are interest-only and the entire principal amount is due on the maturity date, assuming no prior principal prepayment. This loan is secured by the Midland Industrial Portfolio. Also in connection with the acquisition of the Midland Industrial Portfolio, the Company obtained an $8,700,000 mezzanine loan from a financial institution secured by a 100% equity interest in the wholly owned subsidiary that holds title to the property. This loan matures on January 6, 2008 and bears interest at a variable rate. The interest rate for the first full four months is 30-day LIBOR plus 150 basis points, then for the next four months is 30-day LIBOR plus 150 to 175 basis points depending on the outstanding balance of the debt. Thereafter the interest rate is 30-day LIBOR plus 250 to 350 basis points depending upon the outstanding balance of the debt.

KBS REAL ESTATE INVESTMENT TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

September 30, 2006

(unaudited)

12. SUBSEQUENT EVENTS (CONTINUED)

Acquisitions (Continued)

Crescent Green Buildings

On December 19, 2006, the Advisor entered into a purchase and sale agreement with an unaffiliated seller to acquire three office buildings, which total 248,832 square feet and are located in Cary, North Carolina (the “Crescent Green Buildings”), for a purchase price of $48,140,000 plus closing costs. The Advisor assigned this purchase and sale agreement to an indirect, wholly owned subsidiary of the Operating Partnership on December 21, 2006. The Company will be obligated to purchase the Crescent Green Buildings only upon satisfaction of agreed-upon closing conditions. In some circumstances, if the Company fails to complete the acquisition, the Company may forfeit $1 million of earnest money. There can be no assurance that the Company will complete the acquisition.

Sandmar Mezzanine Loan

The Company expects to purchase an $8,000,000 mezzanine loan as its next investment (the “Sandmar Mezzanine Loan”). The purchase price of the Sandmar Mezzanine Loan will be approximately $8,000,000 plus closing costs. There can be no assurance that the Company will complete the acquisition.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

KBS Real Estate Investment Trust, Inc.

We have audited the accompanying statement of revenues over certain operating expenses of Southpark Commerce Center II Buildings for the year ended December 31, 2005. This statement is the responsibility of Southpark Commerce Center II Buildings’ management. Our responsibility is to express an opinion on the statement based on our audit.

We conducted our audit in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues over certain operating expenses is free of material misstatement. We were not engaged to perform an audit of Southpark Commerce Center II Buildings’ internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Southpark Commerce Center II Buildings’ internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues over certain operating expenses, assessing the accounting principles used and significant estimates made by management, and evaluating the overall presentation of the statement of revenues over certain operating expenses. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues over certain operating expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 2, and is not intended to be a complete presentation of Southpark Commerce Center II Buildings’ revenues and expenses.

In our opinion, the statement of revenues over certain operating expenses referred to above presents fairly, in all material respects, the revenues and certain operating expenses, as described in Note 2, of Southpark Commerce Center II Building for the year ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Irvine, California

December 12, 2006

SOUTHPARK COMMERCE CENTER II BUILDINGS

STATEMENTS OF REVENUES OVER CERTAIN OPERATING EXPENSES

For the Nine Months Ended September 30, 2006 (unaudited)

and the Year Ended December 31, 2005

	Nine Months Ended September 30, 2006	Year Ended December 31, 2005
	(unaudited)
Revenues:
Base rent	$1,894,658	$2,493,989
Tenant reimbursements	587,392	707,268
Other revenues	124,677	166,236

Total revenues	2,606,727	3,367,493

Certain operating expenses:
Real estate taxes	377,561	444,801
Repairs and maintenance	137,333	154,715
Property management fees	61,715	84,797
Utilities	43,704	45,466
Other operating expenses	31,749	49,827

Total certain operating expenses	652,062	779,606

Revenues over certain operating expenses	$1,954,665	$2,587,887

See accompanying notes.

SOUTHPARK COMMERCE CENTER II BUILDINGS

NOTES TO STATEMENTS OF REVENUES OVER CERTAIN OPERATING EXPENSES

For the Nine Months Ended September 30, 2006 (unaudited)

and the Year Ended December 31, 2005

1. DESCRIPTION OF REAL ESTATE PROPERTY ACQUIRED

On November 21, 2006, KBS Real Estate Investment Trust, Inc. (“KBS REIT”) acquired, through an indirect wholly owned subsidiary, four light industrial/flex buildings containing 372,125 rentable square feet (the “Southpark Commerce Center II Buildings”) from Transwestern SF Partners I, L.P, an unaffiliated entity. The Southpark Commerce Center II Buildings are located on an approximate 26-acre parcel of land in Austin, Texas. Total consideration for the acquisition was $28,400,000 plus closing costs. KBS REIT is a Maryland corporation formed to acquire and manage a diverse portfolio of real estate assets composed primarily of office, industrial and retail properties located in large metropolitan areas in the United States. KBS REIT also intends to make investments in mortgage loans and other real estate-related assets, including mezzanine debt, mortgage-backed securities and other similar structured finance instruments.

2. BASIS OF PRESENTATION

The accompanying statements of revenues over certain operating expenses have been prepared to comply with the rules and regulations of the Securities and Exchange Commission.

The Southpark Commerce Center II Buildings are not legal entities and the accompanying statements are not representative of the actual operations for the periods presented, as certain revenues and expenses that may not be comparable to the revenues and expenses KBS REIT expects to incur in the future operations of the Southpark Commerce Center II Buildings have been excluded. Excluded items consist of interest, depreciation and amortization, and general and administrative costs not directly comparable to the future operations of the Southpark Commerce Center II Buildings.

An audited statement of revenues over certain operating expenses is being presented for the most recent fiscal year available instead of the three most recent years based on the following factors: (i) the Southpark Commerce Center II Buildings were acquired from an unaffiliated party and (ii) based on due diligence of the Southpark Commerce Center II Buildings by KBS REIT, management is not aware of any material factors relating to the Southpark Commerce Center II Buildings that would cause this financial information not to be necessarily indicative of future operating results.

The statement of revenues over certain operating expenses for the nine months ended September 30, 2006 is unaudited; however, in the opinion of management, all adjustments (consisting solely of normal, recurring adjustments) necessary for the fair presentation of the financial statement for the interim period have been included. The results of the interim period are not necessarily indicative of the results to be obtained for a full fiscal year.

SOUTHPARK COMMERCE CENTER II BUILDINGS

NOTES TO STATEMENTS OF REVENUES OVER CERTAIN OPERATING EXPENSES

For the Nine Months Ended September 30, 2006 (unaudited) and the Year Ended December 31, 2005 (continued)

3. SIGNIFICANT ACCOUNTING POLICIES

Rental Revenues

Minimum rent, including rental abatements and contractual fixed increases attributable to operating leases, is recognized on a straight-line basis over the term of the related lease and amounts expected to be received in later years are recorded as deferred rents. The adjustment to deferred rents increased revenue by approximately $618,979 for the year ended December 31, 2005 and increased revenue by approximately $489,270 for the nine months ended September 30, 2006.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates.

4. DESCRIPTION OF LEASING ARRANGEMENTS (UNAUDITED)

As of November 30, 2006, the Southpark Commerce Center II Buildings were 98% leased by seven tenants, including Travis Association for the Blind (approximately 27%), Legerity, Inc. (approximately 19%), Wayport, Inc. (approximately 19%), and Esoterix, Inc. (approximately 11%). The aggregate annual base rent for the tenants of the Southpark Commerce Center II Buildings was approximately $1.9 million at November 30, 2006, and the weighted-average remaining lease term for the tenants of the Southpark Commerce Center II Buildings was approximately 3 years.

5. FUTURE MINIMUM RENTAL RECEIPTS

Future minimum rental receipts for the years ending December 31 are as follows (in thousands):

2006	$1,884
2007	2,068
2008	1,928
2009	1,369
2010	861

$8,110

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

KBS Real Estate Investment Trust, Inc.

We have audited the accompanying statement of revenues over certain operating expenses of the 825 University Avenue Building for the year ended December 31, 2005. This statement is the responsibility of the 825 University Avenue Building’s management. Our responsibility is to express an opinion on the statement based on our audit.

We conducted our audit in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues over certain operating expenses is free of material misstatement. We were not engaged to perform an audit of the 825 University Avenue Building’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the 825 University Avenue Building’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues over certain operating expenses, assessing the accounting principles used and significant estimates made by management, and evaluating the overall presentation of the statement of revenues over certain operating expenses. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues over certain operating expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 2, and is not intended to be a complete presentation of the 825 University Avenue Building’s revenues and expenses.

In our opinion, the statement of revenues over certain operating expenses referred to above presents fairly, in all material respects, the revenues and certain operating expenses, as described in Note 2, of the 825 University Avenue Building for the year ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Irvine, California

December 15, 2006

825 UNIVERSITY AVENUE BUILDING

STATEMENTS OF REVENUES OVER CERTAIN OPERATING EXPENSES

For the Nine Months Ended September 30, 2006 (unaudited)

and the Year Ended December 31, 2005

	Nine Months Ended September 30, 2006	Year Ended December 31, 2005
	(unaudited)
Revenues:
Base rent	$1,267,077	$1,051,085
Tenant reimbursements	344,447	332,983
Other revenues	—	1,264

Total revenues	1,611,524	1,385,332

Certain operating expenses:
Utilities	281,200	229,177
Real estate taxes	144,439	167,005
Repairs and maintenance	112,710	87,323
Property management fees	61,274	29,571
Other operating expenses	27,539	33,909

Total certain operating expenses	627,162	546,985

Revenues over certain operating expenses	$984,362	$838,347

See accompanying notes.

825 UNIVERSITY AVENUE BUILDING

NOTES TO STATEMENTS OF REVENUES OVER CERTAIN OPERATING EXPENSES

For the Nine Months Ended September 30, 2006 (unaudited)

and the Year Ended December 31, 2005

1. DESCRIPTION OF REAL ESTATE PROPERTY ACQUIRED

On December 5, 2006, KBS Real Estate Investment Trust, Inc. (“KBS REIT”) acquired, through an indirect wholly owned subsidiary, a one and two story office building containing 166,574 rentable square feet (the “825 University Avenue Building”) from CFRI/Doherty University Avenue, LLC, an unaffiliated entity. The 825 University Avenue Building is located on an approximate 19-acre parcel of land in Norwood, Massachusetts. Total consideration for the acquisition was $28,800,000 plus closing costs. KBS REIT is a Maryland corporation formed to acquire and manage a diverse portfolio of real estate assets composed primarily of office, industrial and retail properties located in large metropolitan areas in the United States. KBS REIT also intends to make investments in mortgage loans and other real estate-related assets, including mezzanine debt, mortgage-backed securities and other similar structured finance instruments.

2. BASIS OF PRESENTATION

The accompanying statements of revenues over certain operating expenses have been prepared to comply with the rules and regulations of the Securities and Exchange Commission.

The 825 University Avenue Building is not a legal entity and the accompanying statements are not representative of the actual operations for the periods presented, as certain revenues and expenses that may not be comparable to the revenues and expenses KBS REIT expects to incur in the future operations of the 825 University Avenue Building have been excluded. Excluded items consist of interest, depreciation and amortization, and general and administrative costs not directly comparable to the future operations of the 825 University Avenue Building.

An audited statement of revenues over certain operating expenses is being presented for the most recent fiscal year available instead of the three most recent years based on the following factors: (i) the 825 University Avenue Building was acquired from an unaffiliated party and (ii) based on due diligence of the 825 University Avenue Building by KBS REIT, management is not aware of any material factors relating to the 825 University Avenue Building that would cause this financial information not to be necessarily indicative of future operating results.

The statement of revenues over certain operating expenses for the nine months ended September 30, 2006 is unaudited; however, in the opinion of management, all adjustments (consisting solely of normal, recurring adjustments) necessary for the fair presentation of the financial statement for the interim period have been included. The results of the interim period are not necessarily indicative of the results to be obtained for a full fiscal year.

825 UNIVERSITY AVENUE BUILDING

NOTES TO STATEMENTS OF REVENUES OVER CERTAIN OPERATING EXPENSES

For the Nine Months Ended September 30, 2006 (unaudited)

and the Year Ended December 31, 2005 (continued)

3. SIGNIFICANT ACCOUNTING POLICIES

Rental Revenues

Minimum rent, including rental abatements and contractual fixed increases attributable to operating leases, is recognized on a straight-line basis over the term of the related lease and amounts expected to be received in later years are recorded as deferred rents. The adjustment to deferred rents increased revenue by approximately $53,554 for the year ended December 31, 2005 and increased revenue by approximately $70,807 for the nine months ended September 30, 2006.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates.

4. DESCRIPTION OF LEASING ARRANGEMENTS (UNAUDITED)

As of November 30, 2006, the 825 University Avenue Building was 100% leased under long-term lease agreements by the following two tenants: Instron Corporation (approximately 66%) and LTX Corporation (approximately 34%). The aggregate annual base rent for tenants of the 825 University Avenue Building was approximately $1.7 million at November 30, 2006. Under the terms of the Instron Corporation lease, Instron Corporation is required to reimburse its pro-rata share of all operating expenses. Under the terms of the LTX Corporation lease, LTX Corporation is required to reimburse its pro-rata share of all operating expenses.

5. FUTURE MINIMUM RENTAL RECEIPTS

Future minimum rental receipts due under lease commitments for the years ending December 31 are as follows (in thousands):

2006	$1,728
2007	2,125
2008	2,171
2009	2,217
2010	2,248

$10,489

Instron Corporation contributed 100% of the rental income for the year ending December 31, 2005. Instron Corporation and LTX Corporation are expected to contribute approximately 66% and 34% of the future minimum rental income, respectively, for the five years ending December 31, 2010.

The Instron Corporation lease will expire on March 31, 2015. The LTX Corporation lease will expire on June 30, 2016.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

KBS Real Estate Investment Trust, Inc.

We have audited the accompanying statement of revenues over certain operating expenses of the Midland Industrial Portfolio for the year ended December 31, 2005. This statement is the responsibility of the Midland Industrial Portfolio’s management. Our responsibility is to express an opinion on the statement based on our audit.

We conducted our audit in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues over certain operating expenses is free of material misstatement. We were not engaged to perform an audit of the Midland Industrial Portfolio’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Midland Industrial Portfolio’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues over certain operating expenses, assessing the accounting principles used and significant estimates made by management, and evaluating the overall presentation of the statement of revenues over certain operating expenses. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues over certain operating expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 2, and is not intended to be a complete presentation of the Midland Industrial Portfolio’s revenues and expenses.

In our opinion, the statement of revenues over certain operating expenses referred to above presents fairly, in all material respects, the revenues and certain operating expenses, as described in Note 2, of the Midland Industrial Portfolio for the year ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Irvine, California

December 22, 2006

MIDLAND INDUSTRIAL PORTFOLIO

STATEMENTS OF REVENUES OVER CERTAIN OPERATING EXPENSES

For the Nine Months Ended September 30, 2006 (unaudited)

and the Year Ended December 31, 2005

	Nine Months Ended September 30, 2006	Year Ended December 31, 2005
	(unaudited)
Revenues:
Base rent	$1,818,562	$2,424,749
Tenant reimbursements	262,489	334,686

Total revenues	2,081,051	2,759,435

Certain operating expenses:
Real estate taxes	262,489	334,686
Property management fees	27,424	13,041
Other operating expenses	9,453	11,166

Total certain operating expenses	299,366	358,893

Revenues over certain operating expenses	$1,781,685	$2,400,542

See accompanying notes.

MIDLAND INDUSTRIAL PORTFOLIO

NOTES TO STATEMENTS OF REVENUES OVER CERTAIN OPERATING EXPENSES

For the Nine Months Ended September 30, 2006 (unaudited)

and the Year Ended December 31, 2005

1. DESCRIPTION OF REAL ESTATE PROPERTY ACQUIRED

On December 22, 2006, KBS Real Estate Investment Trust, Inc. (“KBS REIT”) acquired three bulk distribution buildings totaling 785,790 rentable square feet (the “Midland Industrial Portfolio”), from DP Partners, an unaffiliated entity. The Midland Industrial Portfolio is located on three parcels of land at 90 King Mill Road (approximately 15 acres), 197 King Mill Road (approximately 16 acres) and 220 Midland Court (approximately 7 acres) in McDonough, Georgia. Total consideration for the acquisition was $37,100,000 plus closing costs. KBS REIT is a Maryland corporation formed to acquire and manage a diverse portfolio of real estate assets composed primarily of office, industrial and retail properties located in large metropolitan areas in the United States. KBS REIT also intends to make investments in mortgage loans and other real estate-related assets, including mezzanine debt, mortgage-backed securities and other similar structured finance instruments.

2. BASIS OF PRESENTATION

The accompanying statements of revenues over certain operating expenses have been prepared to comply with the rules and regulations of the Securities and Exchange Commission.

The Midland Industrial Portfolio is not a legal entity and the accompanying statements are not representative of the actual operations for the periods presented, as certain revenues and expenses that may not be comparable to the revenues and expenses KBS REIT expects to incur in the future operations of the Midland Industrial Portfolio have been excluded. Excluded items consist of interest, depreciation and amortization, and general and administrative costs not directly comparable to the future operations of the Midland Industrial Portfolio.

An audited statement of revenues over certain operating expenses is being presented for the most recent fiscal year available instead of the three most recent years based on the following factors: (i) the Midland Industrial Portfolio was acquired from an unaffiliated party and (ii) based on due diligence of the Midland Industrial Portfolio by KBS REIT, management is not aware of any material factors relating to the Midland Industrial Portfolio that would cause this financial information not to be necessarily indicative of future operating results.

The statement of revenues over certain operating expenses for the nine months ended September 30, 2006 is unaudited; however, in the opinion of management, all adjustments (consisting solely of normal, recurring adjustments) necessary for the fair presentation of the financial statement for the interim period have been included. The results of the interim period are not necessarily indicative of the results to be obtained for a full fiscal year.

MIDLAND INDUSTRIAL PORTFOLIO

NOTES TO STATEMENTS OF REVENUES OVER CERTAIN OPERATING EXPENSES

For the Nine Months Ended September 30, 2006 (unaudited)

and the Year Ended December 31, 2005 (continued)

3. SIGNIFICANT ACCOUNTING POLICIES

Rental Revenues

Minimum rent, including rental abatements and contractual fixed increases attributable to operating leases, is recognized on a straight-line basis over the term of the related lease and amounts expected to be received in later years are recorded as deferred rents. The adjustment to deferred rents decreased revenue by approximately $8,359 for the year ended December 31, 2005 and decreased revenue by approximately $6,269 for the nine months ended September 30, 2006.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates.

4. DESCRIPTION OF LEASING ARRANGEMENTS (UNAUDITED)

As of November 30, 2006, the Midland Industrial Portfolio was 100% leased to Ozburn-Hessey Logistics pursuant to three separate lease agreements. The aggregate annual base rent for the tenant of the Midland Industrial Portfolio was approximately $2.4 million at November 30, 2006, and the weighted-average remaining lease term for the tenant of the Midland Industrial Portfolio was approximately 8 years.

5. FUTURE MINIMUM RENTAL RECEIPTS

Future minimum rental receipts for the years ending December 31 are as follows (in thousands):

2006	$2,433
2007	2,433
2008	2,433
2009	2,433
2010	2,433

$12,165

6. RELATED PARTY TRANSACTIONS

During the year ended December 31, 2005 through June 7, 2006, the tenant of the Midland Industrial Portfolio held an ownership interest in the property. During this period, property management fees were reduced to 0.5% of total revenues. After the tenant sold its ownership interest in the Midland Industrial Portfolio, property management fees were increased to 3.25% of total revenues.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

KBS Real Estate Investment Trust, Inc.

We have audited the accompanying statement of revenues over certain operating expenses of the Crescent Green Buildings for the year ended December 31, 2005. This statement is the responsibility of the Crescent Green Buildings’ management. Our responsibility is to express an opinion on the statement based on our audit.

We conducted our audit in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues over certain operating expenses is free of material misstatement. We were not engaged to perform an audit of the Crescent Green Buildings’ internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Crescent Green Buildings’ internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues over certain operating expenses, assessing the accounting principles used and significant estimates made by management, and evaluating the overall presentation of the statement of revenues over certain operating expenses. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues over certain operating expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 2, and is not intended to be a complete presentation of the Crescent Green Buildings’ revenues and expenses.

In our opinion, the statement of revenues over certain operating expenses referred to above presents fairly, in all material respects, the revenues and certain operating expenses, as described in Note 2, of the Crescent Green Buildings for the year ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Irvine, California

December 22, 2006

CRESCENT GREEN BUILDINGS

STATEMENTS OF REVENUES OVER CERTAIN OPERATING EXPENSES

For the Nine Months Ended September 30, 2006 (unaudited)

and the Year Ended December 31, 2005

	Nine Months Ended September 30, 2006	Year Ended December 31, 2005
	(unaudited)
Revenues:
Base rent	$2,790,297	$3,758,457
Parking income	117,000	156,000
Tenant reimbursements	461,956	367,566
Other revenues	19,611	11,818

Total revenues	3,388,864	4,293,841

Certain operating expenses:
Utilities	364,395	421,125
Janitorial	233,633	281,252
Real estate taxes	213,375	276,288
Repairs and maintenance	198,406	255,371
Property management fees	125,997	155,968
Other operating expenses	118,176	130,749

Total certain operating expenses	1,253,982	1,520,753

Revenues over certain operating expenses	$2,134,882	$2,773,088

See accompanying notes.

CRESCENT GREEN BUILDINGS

NOTES TO STATEMENTS OF REVENUES OVER CERTAIN OPERATING EXPENSES

For the Nine Months Ended September 30, 2006 (unaudited)

and the Year Ended December 31, 2005

1. DESCRIPTION OF REAL ESTATE PROPERTY

On December 19, 2006, KBS Capital Advisors LLC entered into a purchase and sale agreement with an unaffiliated seller to acquire three office buildings, which total 248,832 square feet and are located in Cary, North Carolina (the “Crescent Green Buildings”), for a purchase price of $48,140,000 plus closing costs. KBS Capital Advisors LLC assigned this purchase and sale agreement to an indirect, wholly owned subsidiary of KBS Real Estate Investment Trust, Inc. (“KBS REIT”) on December 21, 2006. KBS REIT will be obligated to purchase the Crescent Green Buildings only upon satisfaction of agreed-upon closing conditions. There can be no assurance that KBS REIT will acquire the Crescent Green Buildings.

KBS REIT is a Maryland corporation formed to acquire and manage a diverse portfolio of real estate assets composed of primarily office, industrial and retail properties located in large metropolitan areas in the United States. KBS REIT also intends to make investments in mortgage loans and other real estate-related assets, including mezzanine debt, mortgage-backed securities and other similar structured finance instruments.

2. BASIS OF PRESENTATION

The accompanying statements of revenues over certain operating expenses have been prepared to comply with the rules and regulations of the Securities and Exchange Commission.

The Crescent Green Buildings are not legal entities and the accompanying statements are not representative of the actual operations for the periods presented, as certain revenues and expenses that may not be comparable to the revenues and expenses KBS REIT expects to incur in the future operations of the Crescent Green Buildings have been excluded. Excluded items consist of interest, depreciation and amortization, and general and administrative costs not directly comparable to the future operations of the Crescent Green Buildings.

An audited statement of revenues over certain operating expenses is being presented for the most recent fiscal year available instead of the three most recent years based on the following factors: (i) the Crescent Green Buildings were acquired from unaffiliated parties and (ii) based on due diligence of the Crescent Green Buildings by KBS REIT, management is not aware of any material factors relating to the Crescent Green Buildings that would cause this financial information not to be necessarily indicative of future operating results.

The statement of revenues over certain operating expenses for the nine months ended September 30, 2006 is unaudited; however, in the opinion of management, all adjustments (consisting solely of normal, recurring adjustments) necessary for the fair presentation of the financial statement for the interim period have been included. The results of the interim period are not necessarily indicative of the results to be obtained for a full fiscal year.

CRESCENT GREEN BUILDINGS

NOTES TO STATEMENTS OF REVENUES OVER CERTAIN OPERATING EXPENSES

For the Nine Months Ended September 30, 2006 (unaudited)

and the Year Ended December 31, 2005 (continued)

3. SIGNIFICANT ACCOUNTING POLICIES

Rental Revenues

Minimum rent, including rental abatements and contractual fixed increases attributable to operating leases, is recognized on a straight-line basis over the term of the related lease and amounts expected to be received in later years are recorded as deferred rents. The adjustment to deferred rents decreased revenue by approximately $121,181 for the year ended December 31, 2005 and decreased revenue by approximately $16,431 for the nine months ended September 30, 2006.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates.

4. DESCRIPTION OF LEASING ARRANGEMENTS (UNAUDITED)

As of November 30, 2006, the Crescent Green Buildings were 99% leased by the following tenants: Affiliated Computer Services, Inc. (approximately 62%), Access Point, Inc. (approximately 8%), Ellis and Winters, LLP (approximately 7%), INDA, Association of the Nonwoven Fabrics Industry (approximately 5%), and various other office tenants (approximately 17%). The aggregate annual base rent for the tenants of the Crescent Green Buildings was approximately $3.8 million at November 30, 2006, and the weighted-average remaining lease term for the current tenants of the Crescent Green Buildings was approximately 5 years.

5. FUTURE MINIMUM RENTAL RECEIPTS

Future minimum rental receipts for the years ending December 31 are as follows (in thousands):

2006	$3,760
2007	4,060
2008	3,487
2009	3,386
2010	3,257

$17,950

KBS REAL ESTATE INVESTMENT TRUST, INC.

SUMMARY OF UNAUDITED PRO FORMA FINANCIAL STATEMENTS

This pro forma information should be read in conjunction with the consolidated financial statements and notes of KBS Real Estate Investment Trust, Inc. (“KBS REIT”) for the year ended December 31, 2005 included in supplement no. 6 to the prospectus and the consolidated financial statements and notes of KBS REIT for the three and nine months ended September 30, 2006 included in this supplement. In addition, this pro forma information should be read in conjunction with the financial statements and notes of the Sabal Pavilion Building and the Plaza in Clayton Building in supplement no. 6 and with the financial statements and notes of the Southpark Commerce Center II Buildings, the 825 University Avenue Buildings, the Midland Industrial Portfolio and the Crescent Green Buildings included in this supplement.

The following unaudited pro forma balance sheet as of September 30, 2006 has been prepared to give effect to the acquisitions of the Southpark Commerce Center II Buildings, the 825 University Avenue Buildings and the Midland Industrial Portfolio and the probable acquisitions of the Crescent Green Buildings and the Sandmar Mezzanine Loan as if these assets were acquired on September 30, 2006. Other adjustments provided in the following unaudited pro forma balance sheet are composed of certain pro forma financing-related activities, including borrowings subsequent to the pro forma balance sheet date.

The following unaudited pro forma statements of operations for the nine months ended September 30, 2006 and for the year ended December 31, 2005 have been prepared to give effect to the acquisition of the Sabal Pavilion Building, the Tribeca Mezzanine Debt, the Plaza in Clayton Building, the Southpark Commerce Center II Buildings, the 825 University Avenue Buildings and the Midland Industrial Portfolio and the probable acquisitions of the Crescent Green Buildings and the Sandmar Mezzanine Loan as if the assets were acquired on January 1, 2005.

These unaudited pro forma financial statements are prepared for informational purposes only and are not necessarily indicative of future results or of actual results that would have been achieved had the acquisition of the Sabal Pavilion Building, the Tribeca Mezzanine Debt, the Plaza in Clayton Building, the Southpark Commerce Center II Buildings, the 825 University Avenue Building, the Midland Industrial Portfolio, the Crescent Green Buildings and the Sandmar Mezzanine Loan been consummated as of January 1, 2005. In addition, the pro forma balance sheet includes pro forma allocations of the purchase prices of these assets based upon preliminary estimates of the fair value of the assets and liabilities acquired in connection with the acquisitions. These allocations may be adjusted in the future upon finalization of these preliminary estimates.

There can be no assurance that KBS REIT will complete the acquisitions of the Crescent Green Buildings and the Sandmar Mezzanine Loan.

KBS REAL ESTATE INVESTMENT TRUST, INC.

PRO FORMA BALANCE SHEET

As of September 30, 2006

(unaudited)

	KBS Real Estate Investment Trust Historical (a)	Pro Forma Adjustments										Pro Forma Total September 30, 2006
		Southpark Commerce Center II (b)		825 University Avenue (c)		Midland Industrial Portfolio (d)		Crescent Green Buildings (e)		Sandmar Mezzanine Loan (f)
Assets
Real estate:
Land	$6,038,672	$3,099,999	(g)	$4,165,000	(g)	$5,040,000	(g)	$6,988,000	(g)	$—		$25,331,671
Buildings and improvements, net	103,280,562	24,853,425	(g)	23,095,413	(g)	28,013,342	(g)	35,698,255	(g)	—		214,940,997
Tenant origination and absorption costs, net	9,943,387	2,050,686	(g)	3,991,153	(g)	2,557,055	(g)	4,302,210	(g)	—		22,844,491

Total real estate, net	119,262,621	30,004,110		31,251,566		35,610,397		46,988,465		—		263,117,159
Real estate loans receivable	13,322,027	—		—		—		—		8,000,000		21,322,027

Total real estate investments, net	132,584,648	30,004,110		31,251,566		35,610,397		46,988,465		8,000,000		284,439,186
Cash and cash equivalents	4,384,775	—		—		—		—		—		4,384,775
Rents and other receivables	456,269	—		—		—		—		—		456,269
Above-market leases, net	1,065,376	47,306	(g)	173,269	(g)	1,917,975	(g)	2,201,390	(g)	—		5,405,316
Prepaid and other assets	925,271	95,500	(h)	159,804	(h)	220,407	(h)	212,000	(h)	160,750	(i)	1,773,732

Total assets	$139,416,339	$30,146,916		$31,584,639		$37,748,779		$49,401,855		$8,160,750		$296,459,278

Liabilities and Stockholders’ Equity

Notes payable	$100,798,000	$23,200,000		$24,600,000		$32,750,000		$42,400,000		$—		$223,748,000
Notes payable to affiliate	7,947,137	—		—		—		—		—		7,947,137
Repurchase agreement	7,278,593	—		—		—		—		—		7,278,593
Accounts payable and accrued liabilities	2,151,630	—		—		—		—		—		2,151,630
Due to affiliates	986,613	—		—		—		—		—		986,613
Below-market leases, net	1,656,974	1,289,352	(g)	2,244,744	(g)	—		207,405	(g)	—		5,398,475
Other liabilities	92,506	—		—		—		—		—		92,506

Total liabilities	120,911,453	24,489,352		26,844,744		32,750,000		42,607,405		—		247,602,954

Commitments and contingencies
Redeemable stock	99,157	—		—		—		—		—		99,157

Stockholders’ equity:
Preferred stock, $.01 par value; 10,000,000 shares authorized, no shares issued and outstanding	—	—		—		—		—		—		—
Common stock, $.01 par value; 1,000,000,000 shares authorized, 2,305,637 shares issued and outstanding	23,057	6,656		5,576		5,881		7,993		9,601		58,764
Additional paid-in capital	19,563,666	5,650,908		4,734,319		4,992,898		6,786,457		8,151,149		49,879,397
Cumulative distributions and net loss	(1,180,994)	—		—		—		—		—		(1,180,994)

Total stockholders’ equity	18,405,729	5,657,564		4,739,895		4,998,779		6,794,450		8,160,750		48,757,167

Total liabilities and stockholders’ equity	$139,416,339	$30,146,916		$31,584,639		$37,748,779		$49,401,855		$8,160,750		$296,459,278

KBS REAL ESTATE INVESTMENT TRUST, INC.

PRO FORMA BALANCE SHEET

As of September 30, 2006 (continued)

(unaudited)

(a)	Historical financial information derived from KBS REIT’s quarterly report on Form 10-Q as of September 30, 2006.
(b)	Represents the purchase price of the assets acquired and liabilities incurred or assumed by KBS REIT in connection with the acquisition of the Southpark Commerce Center II Buildings. The purchase price of approximately $28.8 million (including closing costs) was funded with an $18.0 million fixed rate loan, a $5.2 million mezzanine loan, and proceeds from the issuance of approximately 665,596 shares of stock from KBS REIT’s ongoing public offering.
(c)	Represents the purchase price of the assets acquired and liabilities incurred or assumed by KBS REIT in connection with the acquisition of the 825 University Avenue Building. The purchase price of approximately $29.2 million (including closing costs) was funded with a $19.0 million fixed rate loan, a $5.6 million mezzanine loan, and proceeds from the issuance of approximately 557,635 shares of stock from KBS REIT’s ongoing public offering.
(d)	Represents the purchase price of the assets acquired and liabilities incurred or assumed by KBS REIT in connection with the acquisition of the Midland Industrial Portfolio. The purchase price of approximately $37.5 million (including closing costs) was funded with a $24.1 million fixed rate loan, an $8.7 million mezzanine loan, and proceeds from the issuance of approximately 588,092 shares of stock from KBS REIT’s ongoing public offering.
(e)	Represents the estimated purchase price of the assets to be acquired and liabilities to be incurred or assumed by KBS REIT in connection with the acquisition of the Crescent Green Buildings. The purchase price of approximately $49.0 million (including estimated closing costs) is anticipated to be funded with a $32.4 million fixed rate loan, a $10.0 million mezzanine loan, and proceeds from the issuance of approximately 799,347 shares of stock from KBS REIT’s ongoing public offering. Though there is no assurance that this acquisition will close, KBS REIT believes the acquisition is reasonably probable at January 4, 2007.
(f)	Represents the estimated purchase price of assets to be acquired by KBS REIT in connection with the acquisition of the Sandmar Mezzanine Loan. The estimated purchase price of $8.0 million, plus closing costs, is anticipated to be funded from proceeds from the issuance of approximately 960,088 shares of stock from KBS REIT’s ongoing public offering. Though there is no assurance that this acquisition will close, KBS REIT believes the acquisition is reasonably probable at January 4, 2007.
(g)	KBS REIT intends to account for the acquisition in accordance with Statement of Financial Standards No. 141, “Business Combinations,” and No. 142, “Goodwill and Other Intangibles.” The purchase price allocation is preliminary and subject to change.
(h)	Represents loan fees incurred on the financing of acquired properties, as well as estimated loan fees on the financing of the Crescent Green Buildings.
(i)	Represents estimated total acquisition costs for Sandmar Mezzanine Loan.

KBS REAL ESTATE INVESTMENT TRUST, INC.

PRO FORMA STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2006

(unaudited)

	KBS Real Estate Investment Trust, Inc. Historical (a)	Pro Forma Adjustments																Pro Forma Total
		Q3 2006 Acquisitions						Q4 2006 Acquisitions						Pending Acquisitions
		Sabal Pavilion		Tribeca Summit Debt		The Plaza in Clayton		Southpark Commerce Center II		825 University Avenue		Midland Industrial Portfolio		Crescent Green Buildings		Sandmar Mezzanine Loan
Revenues:
Rental income	$756,530	$1,393,866	(b)	$—		$7,512,737	(b)	$1,941,682	(b)	$1,457,584	(b)	$1,621,452	(b)	$2,732,789	(b)	$—		$17,416,640
Tenant reimbursements	118,825	165,630	(c)	—		402,938	(c)	587,392	(c)	344,447	(c)	262,489	(c)	461,956	(c)	—		2,343,677
Interest income and other revenues	382,955	151		904,529	(d)	144,478		124,677		—		—		19,611		707,944	(k)	2,284,345

Total revenues	1,258,310	1,559,647		904,529		8,060,153		2,653,751		1,802,031		1,883,941		3,214,356		707,944		22,044,662

Expenses:
Operating, maintenance and management	199,776	441,566	(e)	—		1,924,605	(e)	274,501	(e)	482,723	(e)	36,877	(e)	1,040,607	(e)	—		4,400,655
Real estate and other property-related taxes	77,713	120,263	(f)	—		1,160,499	(f)	377,561	(f)	144,439	(f)	262,489	(f)	213,375	(f)	—		2,356,339
General and administrative expenses	871,018	95,784	(g)	52,999	(g)	522,310	(g)	161,786	(g)	164,138	(g)	211,097	(g)	275,526	(g)	45,904	(g)	2,400,562
Depreciation and amortization	395,237	630,220	(h)	—		3,628,843	(h)	1,401,018	(h)	985,524	(h)	808,132	(h)	2,372,578	(h)	—		10,221,552

Total operating expenses	1,543,744	1,287,833		52,999		7,236,257		2,214,866		1,776,824		1,318,595		3,902,086		45,904		19,379,108

Operating income (loss)	(285,434)	271,814		851,530		823,896		438,885		25,207		565,346		(687,730)		662,040		2,665,554

Non-operating expenses:
Interest expense	706,898	840,210	(i)	434,494	(i)	3,830,469	(i)	1,047,678	(i)	1,117,526	(i)	1,545,718	(i)	1,801,638	(i)	—		11,324,631

Total non-operating expense	706,898	840,210		434,494		3,830,469		1,047,678		1,117,526		1,545,718		1,801,638		—		11,324,631

Net income (loss)	$(992,332)	$(568,396)		$417,036		$(3,006,573)		$(608,793)		$(1,092,319)		$(980,372)		$(2,489,368)		$662,040		$(8,659,077)

Loss per share, basic and diluted	$(2.48)																	$(1.68)

Weighted-average number of common shares, issuable and outstanding	400,311	—		373,858	(j)	1,186,745	(j)	665,596	(j)	557,635	(j)	588,092	(j)	799,347	(j)	960,088	(j)	5,151,361

KBS REAL ESTATE INVESTMENT TRUST, INC.

PRO FORMA STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2006 (continued)

(unaudited)

(a)	Historical financial information derived from KBS REIT’s quarterly report on Form 10-Q for the nine months ended September 30, 2006.
(b)	Represents base rental income, parking income, amortization of above-market lease assets and below-market lease liabilities for the nine months ended as of September 30, 2006. Base rent is recognized on a straight-line basis beginning on the pro forma acquisition date of January 1, 2005. Base rent also includes the amortization of above-market and below-market leases, which is recognized over the life of the leases.
(c)	Represents operating cost reimbursements from tenants.
(d)	Represents interest income from loan receivable for the Tribeca Mezzanine Debt, at a fixed rate of 13.25% per annum, amortization of prepaid interest income over the term of the loan receivable, and an offset for the amortization of closing costs related to the acquisition over the term of the loan receivable.
(e)	Represents property operating expenses.
(f)	Represents real estate taxes incurred by respective properties.
(g)	Represents asset management fee that would be due to affiliates had the assets been acquired on January 1, 2005, calculated as 0.75% of the cost of investments acquired, including acquisition fee, acquisition expenses, and any debt attributable to such investments.
(h)	Depreciation expense on portion of purchase price allocated to building is recognized using the straight-line method and a 39-year life. Depreciation expense on the portion of purchase price allocated to tenant improvement is recognized using the straight-line method over life of lease. Amortization expense on lease intangible costs is recognized using the straight-line method over life of lease.
(i)	Represents interest expense incurred on the following short-term and long-term loans secured to purchase respective acquisitions:

Fixed rate loan secured by the Sabal Pavilion Building, which bears interest at a rate of 6.38% per annum.	$14,700,000

Mezzanine loan secured by 100% equity interest in the subsidiary that holds title to the Sabal Pavilion Building, which bears interest at a variable rate equal to 30-day LIBOR plus 225 basis points (average rate of 7.31% for the period). The loan was paid in full on October 5, 2006.	$4,898,000

Repurchase agreement secured by principal and interest payments on the Tribeca Mezzanine Debt, which bears interest at a variable rate equal to 30-day LIBOR plus 200 basis points (average rate of 7.06% for the period). The loan was paid in full on December 27, 2006.	$7,122,231

Fixed rate loan secured by the Plaza in Clayton, which bears interest at a rate of 5.899% per annum.	$62,200,000

Mezzanine loan secured by a 100% equity interest in the subsidiary that holds title to the Plaza in Clayton Building, which bears interest at a variable rate equal to 30-day LIBOR plus 161 basis points (average rate of 6.67% for the period).	$22,300,000

KBS REAL ESTATE INVESTMENT TRUST, INC.

PRO FORMA STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2006 (continued)

(unaudited)

Loan from affiliate, which bears simple interest at a fixed rate of 6% and is unsecured, $5,572,137 of which was used in connection with the acquisition of Sabal Pavilion and $2,875,000 of which was used in connection with the acquisition of the Tribeca Summit Debt. The loan was paid in full on October 27, 2006.	$8,447,137

Fixed rate loan secured by the Southpark Commerce Center II Buildings, which bears interest at a rate of 5.6725% per annum.	$18,000,000

Mezzanine loan secured by 100% equity interest in the subsidiary that holds title to the Southpark Commerce Center II Buildings, which bears interest at a variable rate equal to 30-day LIBOR plus 161 basis points (average rate of 6.67% for the period).	$5,200,000

Fixed rate loan secured by the 825 University Avenue Building, which bears interest at a rate of 5.591% per annum.	$19,000,000

Mezzanine loan secured by 100% equity interest in the subsidiary that holds title to the 825 University Avenue Building, which bears interest at a variable rate equal to 30-day LIBOR plus 161 basis points (average rate of 6.67% for the period).	$5,600,000

Fixed rate loan secured by the Midland Industrial Portfolio, which bears interest at a rate of 5.755% per annum for the first two years and 5.855% thereafter.	$24,050,000

Mezzanine loan secured by 100% equity interest in the subsidiary that holds title to the Midland Industrial Portfolio, which bears interest at a variable rate equal to 30-day LIBOR plus 161 basis points (average rate of 6.67% for the period).	$8,700,000

Fixed rate loan to be secured by the Crescent Green Buildings, which will bear interest at an estimated interest rate of 5.100% per annum. However, the terms of the loan are currently being negotiated.	$32,400,000

Mezzanine loan to be secured by 100% equity interest in the subsidiary that holds title to the Crescent Green Buildings, which will bear interest at an estimated variable rate equal to 30-day LIBOR plus 161 basis points (average rate of 6.67% for the period). However, the terms of the loan are currently being negotiated.	$10,000,000

Interest expense includes amortization of loan fees related to short-term and long-term loans, amortized over the life of the related loan.

KBS REAL ESTATE INVESTMENT TRUST, INC.

PRO FORMA STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2006 (continued)

(unaudited)

(j)	Represents the weighted-average number of shares from KBS REIT’s ongoing public offering, the net proceeds of which were or will be used to fund the purchase of the acquisitions. The calculation assumes that investments were acquired on January 1, 2005.
(k)	Represents interest income from loan receivable for the Sandmar Mezzanine Loan, at a fixed rate of 12.00% per annum, and an offset for the amortization of closing costs related to the acquisition over the term of the loan receivable.

KBS REAL ESTATE INVESTMENT TRUST, INC.

PRO FORMA STATEMENT OF OPERATIONS

For the Year Ended December 31, 2005

(unaudited)

	KBS Real Estate Investment Trust, Inc. Historical (a)	Pro Forma Adjustments																Pro Forma Total
		Q3 2006 Acquisitions						Q4 2006 Acquisitions						Pending Acquisitions
		Sabal Pavilion		Tribeca Summit Debt		The Plaza in Clayton		Southpark Commerce Center II		825 University Avenue		Midland Industrial Portfolio		Crescent Green Buildings		Sandmar Mezzanine Loan
Revenues:
Rental income	$—	$2,699,665	(b)	$—		$10,058,383	(b)	$2,556,688	(b)	$1,305,095	(b)	$2,161,936	(b)	$3,772,486	(b)	$—		$22,554,253
Tenant reimbursements	—	297,549	(c)	—		550,260	(c)	707,268	(c)	332,983	(c)	334,686	(c)	367,566	(c)	—		2,590,312
Interest income and other revenues	—	270		1,657,560	(d)	133,667		166,236		1,264		—		11,818		943,925	(k)	2,914,740

Total revenues	—	2,997,484		1,657,560		10,742,310		3,430,192		1,639,342		2,496,622		4,151,870		943,925		28,059,305
Expenses:
Operating, maintenance and management	—	757,167	(e)	—		2,313,982	(e)	334,805	(e)	379,980	(e)	24,207	(e)	1,244,465	(e)	—		5,054,606
Real estate and other property-related taxes	—	231,516	(f)	—		1,533,445	(f)	444,801	(f)	167,005	(f)	334,686	(f)	276,288	(f)	—		2,987,741
General and administrative expenses	—	185,582	(g)	97,121	(g)	706,885	(g)	215,715	(g)	218,851	(g)	281,463	(g)	367,368	(g)	61,206	(g)	2,134,191
Depreciation and amortization	—	1,221,052	(h)	—		4,857,123	(h)	1,868,024	(h)	1,314,032	(h)	1,077,509	(h)	3,126,394	(h)	—		13,464,134

Total operating expenses	—	2,395,317		97,121		9,411,435		2,863,345		2,079,868		1,717,865		5,014,515		61,206		23,640,672
Operating income (loss)	—	602,167		1,560,439		1,330,875		566,847		(440,526)		778,757		(862,645)		882,719		4,418,633
Non-operating expenses:
Interest expense	—	1,571,449	(i)	692,128	(i)	4,879,793	(i)	1,325,052	(i)	1,412,656	(i)	1,940,743	(i)	2,264,007	(i)	—		14,085,828

Total non-operating expense	—	1,571,449		692,128		4,879,793		1,325,052		1,412,656		1,940,743		2,264,007		—		14,085,828

Net income (loss)	$—	$(969,282)		$868,311		$(3,548,918)		$(758,205)		$(1,853,182)		$(1,161,986)		$(3,126,652)		$882,719		$(9,667,195)

Loss per share, basic and diluted	—																	$(1.88)

Weighted-average number of common shares, issued and outstanding	20,000	—		373,858	(j)	1,186,745	(j)	665,596	(j)	557,635	(j)	588,092	(j)	799,347	(j)	960,088	(j)	5,151,361

KBS REAL ESTATE INVESTMENT TRUST, INC.

PRO FORMA STATEMENT OF OPERATIONS

For the Year Ended December 31, 2005 (continued)

(unaudited)

(a)	Historical financial information derived from KBS REIT’s special report on Form 10-K for the year ended December 31, 2005. As noted in the Form 10-K for the year ended December 31, 2005, KBS REIT had been formed but had not yet commenced operations. As such, no statement of operations for the year ended December 31, 2005 was disclosed since results of operation were not material.
(b)	Represents base rental income, parking income, amortization of above-market lease assets and below-market lease liabilities as of December 31, 2005. Base rent is recognized on a straight-line basis beginning on the pro forma acquisition date of January 1, 2005. Base rent also includes the amortization of above-market and below-market leases, which is recognized over the life of the leases.
(c)	Represents operating cost reimbursements from tenants.
(d)	Represents interest income from loan receivable for the Tribeca Mezzanine Loan, at a fixed rate of 13.25% per annum, amortization of prepaid interest income over the term of the loan receivable, and an offset for the amortization of closing costs related to the acquisition over the term of the loan receivable.
(e)	Represents property operating expenses.
(f)	Represents real estate taxes incurred by respective properties.
(g)	Represents asset management fee that would be due to affiliates had the assets been acquired on January 1, 2005, calculated as 0.75% of the cost of investments acquired, including acquisition fee, acquisition expenses, and any debt attributable to such investments.
(h)	Depreciation expense on portion of purchase price allocated to building is recognized using the straight-line method and a 39-year life. Depreciation expense on the portion of purchase price allocated to tenant improvement is recognized using the straight-line method over life of lease. Amortization expense on lease intangible costs is recognized using the straight-line method over life of lease.
(i)	Represents interest expense incurred on the following short-term and long-term loans secured to purchase respective acquisitions:

Fixed rate loan secured by the Sabal Pavilion Building, which bears interest at a rate of 6.38% per annum.	$14,700,000

Mezzanine loan secured by 100% equity interest in the subsidiary that holds title to the Sabal Pavilion Building, which bears interest at a variable rate equal to 30-day LIBOR plus 225 basis points (average rate of 5.71% for the period). The loan was paid in full on October 5, 2006.	$4,898,000

Repurchase agreement secured by principal and interest payments on the Tribeca Mezzanine Debt, which bears interest at a variable rate equal to 30-day LIBOR plus 200 basis points (average rate of 5.46% for the period). The loan was paid in full on December 27, 2006.	$7,122,231

Fixed rate loan secured by the Plaza in Clayton, which bears interest at a rate of 5.899% per annum.	$62,200,000

Mezzanine loan secured by a 100% equity interest in the subsidiary that holds title to the Plaza in Clayton Building, which bears interest at a variable rate equal to 30-day LIBOR plus 183 basis points (average rate of 5.29% for the period).	$22,300,000

KBS REAL ESTATE INVESTMENT TRUST, INC.

PRO FORMA STATEMENT OF OPERATIONS

For the Year Ended December 31, 2005 (continued)

(unaudited)

Loan from affiliate, which bears simple interest at a fixed rate of 6% and is unsecured, $5,572,137 of which was used in connection with the acquisition of Sabal Pavilion and $2,875,000 of which was used in connection with the acquisition of the Tribeca Summit Debt. The loan was paid in full on October 27, 2006.	$8,447,137

Fixed rate loan secured by the Southpark Commerce Center II Buildings, which bears interest at a rate of 5.6725% per annum.	$18,000,000

Mezzanine loan secured by 100% equity interest in the subsidiary that holds title to the Southpark Commerce Center II Buildings, which bears interest at a variable rate equal to 30-day LIBOR plus 183 basis points (average rate of 5.29% for the period).	$5,200,000

Fixed rate loan secured by the 825 University Avenue Building, which bears interest at a rate of 5.591% per annum.	$19,000,000

Mezzanine loan secured by 100% equity interest in the subsidiary that holds title to the 825 University Avenue Building, which bears interest at a variable rate equal to 30-day LIBOR plus 183 basis points (average rate of 5.29% for the period).	$5,600,000

Fixed rate loan secured by the Midland Industrial Portfolio, which bears interest at a rate of 5.755% per annum for the first two years and 5.855% thereafter.	$24,050,000

Mezzanine loan secured by 100% equity interest in the subsidiary that holds title to the Midland Industrial Portfolio, which bears interest at a variable rate equal to 30-day LIBOR plus 183 basis points (average rate of 5.29% for the period).	$8,700,000

Fixed rate loan to be secured by the Crescent Green Buildings, which will bear interest at an estimated rate of 5.100% per annum. However, the terms of the loan are currently being negotiated.	$32,400,000

Mezzanine loan to be secured by 100% equity interest in the subsidiary that holds title to the Crescent Green Buildings, which will bear interest at an estimated variable rate equal to 30-day LIBOR plus 183 basis points (average rate of 5.29% for the period). However, the terms of the loan are currently being negotiated.	$10,000,000

Interest expense includes amortization of loan fees related to short-term and long-term loans, amortized over the life of the related loan.

KBS REAL ESTATE INVESTMENT TRUST, INC.

PRO FORMA STATEMENT OF OPERATIONS

For the Year Ended December 31, 2005 (continued)

(unaudited)

(j)	Represents the weighted-average number of shares from KBS REIT’s ongoing public offering, the net proceeds of which were or will be used to fund the purchase of the acquisitions. The calculation assumes that investments were acquired on January 1, 2005.
(k)	Represents interest income from loan receivable for the Sandmar Mezzanine Loan, at a fixed rate of 12.00% per annum, and an offset for the amortization of closing costs related to the acquisition over the term of the loan receivable.

SUPPLEMENTAL INFORMATION – The prospectus of KBS Real Estate Investment Trust, Inc. consists of this sticker, the prospectus dated January 13, 2006, supplement no. 6 dated October 6, 2006, and supplement no. 13 dated January 4, 2007.

Supplement No. 6 includes:

•	an update on the status of the offering;

•	changes to the suitability standards applicable to investors in Arkansas, North Carolina and Ohio;

•	a change to make the minimum investment requirement in the offering $4,000 and information about the transferability of our shares;

•	the adoption of our share redemption program and subsequent amendment to our share redemption program;

•	information regarding our acquisitions since inception;

•	“Management’s Discussion and Analysis of Financial Condition and Results of Operations” similar to that filed in our Quarterly Report on Form 10-Q for the three months ended June 30, 2006, filed on August 14, 2006;

•	financial statements and information regarding the prior performance of KBS-sponsored programs; and

•	other material items previously disclosed by supplement to the prospectus and other updates to the prospectus.

Supplement No. 13 includes:

•	an update on the status of the offering;

•	information regarding acquisitions and related financings since October 6, 2006 and acquisitions that are reasonably probable as of the date of supplement no. 13;

•	the declaration of daily dividends and an advance by our advisor in connection with the declaration of dividends;

•	the risks of an investment in us because the amount of cash available for distributions in future periods will be decreased by amounts owed to our advisor;

•	information regarding our indebtedness;

•	the renewal of our advisory agreement;

•	information with respect to our distribution policy;

•	the adoption of a policy by our board of directors prohibiting awards of shares of common stock to any person under our Employee and Independent Director Stock Plan;

•	an amendment to our share redemption program;

•	the use of supplemental sales material;

•	“Management’s Discussion and Analysis of Financial Condition and Results of Operations” similar to that filed in our Quarterly Report on Form 10-Q for the three months ended September 30, 2006, filed on November 14, 2006;

•	changes to the suitability standards applicable to investors in Kansas;

•	a change to the dealer manager’s reallowance of its dealer manager fee; and

•	our unaudited financial statements and the notes thereto as of and for the three and nine months ended September 30, 2006.